Exhibit 10.1

CREDIT AGREEMENT

dated as of August 5, 2015

among

Priority Fulfillment Services, Inc.,

as Borrower,

PFSWEB, Inc.,

as Parent and as a Guarantor,

CERTAIN Subsidiaries OF THE PARENT

PARTY HERETO FROM TIME TO TIME,

as Guarantors

The Lenders Party Hereto,

and

REGIONS BANK,

as the Administrative Agent and the Collateral Agent

REGIONS CAPITAL MARKETS,

a division of Regions Bank,

as Sole Book Runner and Sole Lead Arranger

i

Appendices

Appendix A   Lenders, Commitments and Commitment Percentages

Schedules

Schedule 6.6	Properties
Schedule 6.9	Information about the Parent and its Subsidiaries, including Equity Interests
Schedule 6.14	Insurance
Schedule 6.19	Collateral
Schedule 6.21	Material Contracts
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.3(c)	Existing Investments
Schedule 11.1	Notice Information and Principal Office

Exhibits

Exhibit 1.1	Form of Secured Party Designation Notice
Exhibit 2.1	Form of Funding Notice
Exhibit 2.1(d)	Form of Lender Joinder Agreement
Exhibit 2.3	Form of Issuance Notice
Exhibit 2.5-1	Form of Revolving Loan Note
Exhibit 2.5-2	Form of Swingline Note
Exhibit 2.5-3	Form of Term Loan Note
Exhibit 2.8	Form of Conversion/Continuation Notice
Exhibit 3.3	Form U.S. Tax Compliance Certificate
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 11.5	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of August 5, 2015 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation (the “Borrower”), PFSWEB, INC., a Delaware corporation (the “Parent) and certain Subsidiaries of the Parent from time to time party hereto, as Guarantors, the Lenders from time to time party hereto and REGIONS BANK, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, the Borrower and the Guarantors have requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1.   DEFINITIONS AND INTERPRETATION

Section 1.1   Definitions.  The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounts Receivable Report” shall have the meaning provided in Section 7.1(h)(i).

“Acquisition” means the acquisition by any Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person or at least a majority of the Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for an Adjusted LIBOR Rate Loan, the rate per annum obtained by dividing

(a)   the London Interbank Offered Rate or a comparable or successor rate thereto as determined by, and acceptable to, the Administrative Agent (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%), “LIBOR”) as published by Reuters (or such other commercially available source providing quotations for LIBOR as may be designated by the Administrative Agent from time to time) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by

(b)   an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement;

provided that to the extent that a comparable successor rate is determined by, and acceptable to, the Administrative Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent.  Notwithstanding anything contained herein to the contrary, the Adjusted LIBOR Rate shall not be less than zero.

“Adjusted LIBOR Rate Loan” means Loans bearing interest based on the Adjusted LIBOR Rate.

“Administrative Agent” means Regions Bank, as referenced and defined in the introductory paragraph hereto, together with its successors and assigns.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.

“Affected Lender” shall have the meaning provided in Section 3.1(b).

“Affected Loans” shall have the meaning provided in Section 3.1(b).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent Parties” shall have the meaning provided in Section 11.1(d)(ii).

“Aggregate Commitments” means, at any time, the aggregate amount of Revolving Commitments and aggregate amount of Term Loan Commitments.

“Aggregate Revolving Commitments” means, at any time, the Revolving Commitments of all the Lenders, as referenced and defined in Section 2.1(a), as the same may be increased by the Incremental Facilities in accordance with Section 2.1(d).  The initial Aggregate Revolving Commitments are Thirty Million Dollars ($30,000,000).

“Aggregate Revolving Committed Amount” shall have the meaning provided in Section 2.1(a), subject to increase by the Incremental Facilities in accordance with Section 2.1(d).

“Agreement” shall have the meaning provided in the introductory paragraph hereto.

“Applicable Law” or “applicable law” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) from the Closing Date through the date two Business Days immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.1(c) for the first complete fiscal quarter ending after the Closing Date, the percentage per annum based upon Pricing Level 3 in the table set forth below and (b) thereafter, the percentage per annum determined by reference to the table set forth below using the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Administrative Agent pursuant to Section 7.1(c), with any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio becoming effective on the date two Business Days immediately following the date on which such Compliance Certificate is delivered.

		Revolving Loans and Term Loan
Pricing Level	Consolidated Leverage Ratio	Adjusted LIBOR Rate Loans	Base Rate Loans	Letter of Credit Fee	Commitment Fee
1	Less than 1.00:1.00	1.75%	0.75%	1.75%	0.200%
2	Equal to or Greater than 1.00:1.00 but less than 1.75:1.00	2.00%	1.00%	2.00%	0.200%
3	Equal to or Greater than 1.75:1.00 but less than 2.50:1.00	2.25%	1.25%	2.25%	0.250%
4	Equal to or Greater than 2.50:1.00 but less than 3.00:1.00	2.50%	1.50%	2.50%	0.300%
5	Equal to or Greater than 3.00:1.00	2.75%	1.75%	2.75%	0.350%

Notwithstanding the foregoing, (x) if at any time a Compliance Certificate is not delivered within five Business Days of the date when due in accordance herewith, then Pricing Level 5 as set forth in the table above shall apply as of the first (1st) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered and (y) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(e).  The Applicable Margin with respect to any incremental credit facilities established after the Closing Date will be as provided in the joinder documents executed in connection therewith.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate, LIBOR Index Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Adjusted LIBOR Rate Loans or Base Rate Loans determined by reference to the LIBOR Index Rate.  Adjusted LIBOR Rate Loans and Base Rate Loans determined by reference to the LIBOR Index Rate shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Adjusted LIBOR Rate Loans and Base Rate Loans determined by reference to the LIBOR Index Rate shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means, for any Person, a sale, lease, sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of property with, another Person, in one transaction or a series of transactions, of all or any part of such Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including Equity Interests, other than (a) the disposition of obsolete, worn out or surplus property, or property with a net book value of $0, in each case, whether now owned or hereafter acquired, in the Ordinary Course of Business; (b) the disposition of inventory sold, and Intellectual Property licensed, in the Ordinary Course of Business; (c) the use and disposition of Cash or Cash Equivalents to the extent not otherwise prohibited by this Agreement or the other Credit Documents; (d) the disposition of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the Ordinary Course of Business for less than the full amount thereof; (e) the license, sublicense, lease or sublease to third parties in arm’s length commercial transactions in the Ordinary Course of Business to the extent that the same does not interfere in any material respect with the business and operations of such Person; (f) the abandonment of Intellectual Property in the Ordinary Course of Business to the extent the same does not interfere in any material respect with the business or operations of such Person; (g) the swap or exchange of any property in the Ordinary Course of Business; (h) transfers of property among the Parent and its Subsidiaries that are Credit Parties constituting permitted inter-company investments under Section 8.3; and (i) transfers otherwise permitted by Sections 8.3, 8.4, clauses (a) through (d) of 8.5 or 8.8.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.5 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of Capital Lease Obligations, the amount determined in accordance with GAAP, (b) in the case of obligations under Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if they were Capital Lease Obligations determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment, and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Authorized Officer” means, for any Person, the chief executive officer, president, chief financial officer, chief accounting officer, vice president – controller and the treasurer of such Person and, solely for purposes of making certifications under Section 5.1(b)(ii), any secretary or assistant secretary.

“Availability” means, at any time of determination, the sum of (a) the amount, if any, by which (i) the lesser of the Borrowing Base and the Aggregate Revolving Commitments exceeds (ii) the Outstanding Amount of Revolving Obligations, plus (b) Availability under the Term Loan.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of one percent (0.5%) and (c) the LIBOR Index Rate in effect on such day plus one percent (1.0%).  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means Priority Fulfillment Services, Inc., a Delaware corporation, as provided in the introductory paragraph hereof.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Adjusted LIBOR Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Borrowing Base” means, on any date of determination, an amount equal to the sum of:

(a)   eighty-five percent (85%) of the amount of Eligible Accounts; minus

(b)   such reserves (“Reserves”), as may established on not less than thirty (30) days’ prior written notice to the Borrower, which are necessary or appropriate in the Administrative Agent’s reasonable discretion as a result of an increase in the Credit Parties’ historical dilution rate or other similar changes experienced by the Credit Parties, which have a direct and adverse impact on the ability of the account creditor to collect or realize upon the Eligible Accounts.

Unless expressly stated to the contrary in this Agreement, each reference to “Borrowing Base” shall mean the Borrowing Base reflected on and computed in accordance with the most recent Borrowing Base Certificate required to be delivered by the Borrower in accordance with Section 7.1(h).

“Borrowing Base Certificate” shall have the meaning provided in Section 7.1(h).

“Breakage Costs” shall have the meaning provided in Section 3.1(c).

“Business Acquisition” means any transaction or series of related transactions for the direct or indirect acquisition of (i) all or substantially all of the property of any other Person, or of any business unit or operating division of any other Person, whether or not constituting all or substantially all of the property of such other Person, or (ii) fifty percent (50%) or more of the Equity Interests in any other Person (whether or not such other Person becomes a Subsidiary).

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any Adjusted LIBOR Rate Loans (and in the case of determinations, the Index Rate and the LIBOR Index Rate), the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are (or would be, in the case of a lease under a Sale and Leaseback Transaction or a Synthetic Lease if such lease or Synthetic Lease were accounted for as a capital lease in accordance with GAAP) required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if a lease under a Sale and Leaseback Transaction or a Synthetic Lease were accounted for as a capital lease) determined in accordance with GAAP.

“Cash” means money, currency or a credit balance in any Deposit Account, but only to the extent the foregoing is not subject to any Lien (other than Liens in favor of the Collateral Agent for the benefit of the holders of the Obligations and Liens pursuant to clause (f) of the definition of “Permitted Encumbrances”).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, Issuing Bank or Swingline Lender as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations and/or Swingline Loans, cash or deposit account balances, back-to-back letters of credit, or, if the Administrative Agent, Issuing Bank or Swingline Lender, as applicable, shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent Issuing Bank or Swingline Lender, as appropriate.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to the Parent, an event or series of events by which:

(a)   the Parent shall cease to own and control, of record and beneficially, directly 100% of the outstanding Equity Interests of the Borrower; or

(b)   any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(c)   during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means August 5, 2015.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means Regions Bank, in its capacity as the Collateral Agent for the holders of the obligations secured under the Collateral Documents, including the Obligations, as referenced and defined in the introductory paragraph hereof, together with its successors and assigns in such capacity.

“Collateral Agent Obligations” means, collectively, all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), of the Credit Parties to the Collateral Agent under any Credit Document, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Collateral Documents” means the Pledge Agreement, the Security Agreement, each Deposit Account Control Agreement, each Borrowing Base Certificate and all other instruments, documents and agreements delivered to secure the Obligations or a Lien in respect thereof on any property, whether real, personal or mixed, or tangible or intangible.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Commitment Fee” shall have the meaning provided in Section 2.10(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” shall have the meaning provided in Section 11.1(d)(ii).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 7.1(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amounts Available for Fixed Charges” means, for any period for the Parent and its Subsidiaries, in each case on a consolidated basis in accordance with GAAP, the sum of, without duplication, (a) Consolidated EBITDA, minus (b) non-financed (as of the date of delivery of the financial statements) Consolidated Capital Expenditures, minus (c) current provision for income taxes owing.  Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Capital Expenditures” means, for any period for the Parent and its Subsidiaries, all expenditures (whether paid in cash or other consideration) that are or should have been included in additions to plant, property and equipment determined on a consolidated basis in accordance with GAAP, but excluding, for purposes hereof: (a) expenditures of proceeds of insurance settlements, condemnation awards, casualty events and other settlements in respect of plant, property or equipment lost, destroyed, damaged or condemned to the extent such expenditures are made to repair or replace such plant, property or equipment lost, destroyed, damaged or condemned within the timeframes permitted by the terms of this Agreement, (b) the reinvestment of net cash proceeds of Asset Sales or Dispositions available to the extent not prohibited to be used for such purposes pursuant to the terms of this Agreement and the other Credit Documents, (c) normal replacements and maintenance that are properly charged to current operations and are not considered capital expenditures under GAAP, (d) the trade-in value of equipment that is sold or exchanged for other equipment or property of greater value and (e) leasehold improvements to the extent that such leasehold improvements are reimbursable by the landlords of the leased properties; and provided that for purposes hereof, certain capital expenditures may be “self-financed” with the net cash proceeds from the sale or issuance of Equity Interests in the Parent and such “self-financed” capital expenditures may be excluded from “Consolidated Capital Expenditures” hereunder so long as, in any such case, as of the date of determination, (i) the sale or issuance of Equity Interests shall have occurred within the past twenty-four (24) months, (ii) Liquidity shall then be in excess of $12.5 million, and (iii) the amount of such capital expenditures to be excluded shall not exceed an amount equal to fifty percent (50%) of the net cash proceeds from the sale or issuance of such Equity Interests.

“Consolidated EBITDA” means, for any period for the Parent and its Subsidiaries, in each case on a consolidated basis in accordance with GAAP, the sum of, without duplication:

(a)   Consolidated Net Income; plus

(b)   to the extent deducted (or added, as the case may be) in determining Consolidated Net Income, the sum of (i) the cash portion of Consolidated Interest Expense, (ii) income taxes, and (iii) depreciation and amortization; plus

(c)   to the extent deducted (or added, as the case may be) in determining Consolidated Net Income, the sum of (i) extraordinary non-cash losses (minus extraordinary gains), (ii) other non-cash charges, expenses and losses (minus non-cash gains), excluding the portion of any such charges, expenses or losses as to which accruals or reserves have been established for payment in a future period, (iii) fees, expenses and transaction costs relating to the CrossView Acquisition and the Transactions not to exceed $6,000,000 (plus any transaction related fees and expenses incurred by the Parent on or prior to the Closing Date), and fees, expenses and transaction costs (or portions thereof) relating to other Permitted Acquisitions as may be approved by the Required Lenders in their reasonable discretion, (iv) unrealized non-cash charges or losses (minus unrealized non-cash gains) taken in respect of foreign exchange transactions and Swap Agreements, (v) acquisition and restructuring-related costs for (A) the 9-month period ending June 30, 2015 as reflected in the quarterly consolidated financial statements of the Parent as of and for the 9-month period ending June 30, 2015 and (B) the quarter ending September 30, 2015 in an amount not to exceed $1,000,000, (vi) non-cash equity based compensation expense, (vii) other non-recurring charges and expenses as may be approved by the Required Lenders in their reasonable discretion, (viii) normalization expense add-back adjustments in connection with Permitted Acquisitions that are supported by quality of earnings reports prepared by independent third parties and that are reasonably acceptable to the Administrative Agent, and (ix) any increase (minus any decrease) in the amount of Earn-Out Obligations; plus

(d)   to the extent deducted (or added, as the case may be) in determining Consolidated Net Income, any amount for which the Parent or its Subsidiaries are responsible in connection with the eCOST Proceeding, whether by way of judgment, settlement or otherwise; provided, however, in no event shall the amount represented by this clause (d) exceed $620,349.85;

provided, further, that notwithstanding the foregoing, the aggregate Consolidated EBITDA attributable to the Foreign Subsidiaries in any period shall represent no more than 40% of total Consolidated EBITDA for any period (or any such greater amount as may be acceptable to the Required Lenders in their discretion).

Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such day, the ratio of (a) Consolidated Amounts Available for Fixed Charges to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period for the Parent and its Subsidiaries, the sum of (a) the cash portion of Consolidated Interest Expense, plus (b) scheduled principal payments made on Consolidated Funded Debt (excluding, for purposes hereof, the final payment at maturity in respect thereof), plus (c) Restricted Payments (other than (x) any Earn-Out Obligations arising with respect to the CrossView Acquisition, and (y) any Earn-Out Obligations arising with respect to any acquisition so long as such Earn-Out Obligations were existing prior to the Closing Date and have been disclosed in writing to the Administrative Agent), in each case on a consolidated basis determined in accordance with GAAP.  Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Funded Debt” means Funded Debt of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that (i) for purposes of determining the applicable Pricing Level under “Applicable Margin, the amount of any Earn-Out Obligations shall be excluded from Consolidated Funded Debt, and (ii) for purposes of determining compliance with the Consolidated Leverage Ratio in Section 8.14, the amount of any Earn-Out Obligations shall be included in Consolidated Funded Debt, but may be reduced or off-set by the amount of unrestricted Cash and Cash Equivalents then held by the Parent and its Subsidiaries up to $10 million.

“Consolidated Group” means the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period for the Parent and its Subsidiaries, all interest expense (excluding debt issuance costs and accretion of interest on Earn-Out Obligations) on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under capital leases and the implied interest component under Securitization Transactions.  Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Net Income” means, for any period for the Parent and its Subsidiaries, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding, without duplication, (a) the income of any Person (other than a Subsidiary of the Parent) in which any other Person (other than the Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any of its Subsidiaries by such Person during such period, and (b) the income of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Parent or its Subsidiaries.  Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Contractual Obligation” means, as applied to any Person, any provision of any Equity Interest issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote twenty percent (20%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.8.

“Credit Agreement Obligations” means (i) all obligations of the Credit Parties from time to time arising under or in respect of the due and punctual payment of (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy or insolvency proceeding, regardless of whether allowed or allowable in such bankruptcy or insolvency proceeding) on the Loans and Letter of Credit Obligations, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (B) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy or insolvency proceeding, regardless of whether allowed or allowable in such bankruptcy or insolvency proceeding), of the Credit Parties under this Agreement and the other Credit Documents, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Credit Parties under or pursuant to this Agreement and the other Credit Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, the Issuer Documents, the Collateral Documents, the Fee Letter, any auto-borrow document, and all other documents, instruments or agreements executed and delivered for the benefit of any Agent, Issuing Bank, Swingline Lender or Lender in connection herewith or therewith, including any joinder or modification agreements relating hereto whether provided to join additional parties as Guarantors, to give effect to incremental credit facilities or otherwise (but specifically excluding any Secured Swap Agreements and Secured Treasury Management Agreements).

“Credit Extension” means the making of a Loan or the issuance or extension of a Letter of Credit.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“CrossView” means CrossView, Inc., a Florida corporation.

“CrossView Acquisition” means the acquisition of the substantially all of the assets of CrossView pursuant to the CrossView Acquisition Agreement.

“CrossView Acquisition Agreement” means that certain asset purchase agreement, dated as of August 4, 2015, by and between, Cardinal Asset Acquisition Corp., as buyer, and CrossView, as seller, relating to the purchase and sale of substantially all of the assets of CrossView.

“Debt Transaction” means, with respect to the Parent and its Subsidiaries, any sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Funded Debt permitted under Section 8.1.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate) and the Letter of Credit Fee, the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, (b) with respect to Adjusted LIBOR Rate Loans, the Adjusted LIBOR Rate plus the Applicable Margin, if any, applicable to Adjusted LIBOR Rate Loans plus two percent (2%) per annum and (c) with respect to the Letter of Credit Fee, the Applicable Margin plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16) as of the date established therefor by the Administrative Agent in a written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Control Agreement” means, with respect to any Deposit Account, any agreement (in form and substance reasonably satisfactory to the Administrative Agent and as the same may be amended, restated, supplemented, or otherwise modified from time to time) among the Collateral Agent, the depositor, and the depository institution at which such Deposit Account has been established, pursuant to which, among other things, the Collateral Agent shall maintain the dominion and control or “control” (within the meaning of Section 9-104 of the UCC) of such Deposit Account, for the benefit of the holders of the Obligations, in accordance with the terms of the Security Agreement.

“Designated Account” means that certain Deposit Account owned by the Borrower and maintained with Regions Bank, identified as the Designated Account or such other Deposit Account owned by the Borrower and maintained with Regions Bank as the Borrower may designate to the Administrative Agent in writing from time to time.

“Disposition” or “Dispose” means, for any Person,

(a)   in the case of the Property of such Person, the sale, transfer, license, lease, conveyance, abandonment or other disposition (including the transfer of property in connection with Sale and Leaseback Transactions and Securitization Transactions) of any Property, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights or claims associated therewith, but excluding, for purposes hereof (i) the disposition of obsolete, worn out or surplus property in the Ordinary Course of Business, (ii) the disposition of inventory sold, and Intellectual Property licensed, in the Ordinary Course of Business, (iii) the use and disposition of Cash or Cash Equivalents to the extent not otherwise prohibited by this Agreement or the other Credit Documents, (iv) the disposition of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the Ordinary Course of Business for less than the full amount thereof, (v) the license, sublicense, lease or sublease to third parties in arm’s length commercial transactions in the Ordinary Course of Business to the extent that the same does not interfere in any material respect with the business and operations of such Person, (vi) the abandonment of Intellectual Property in the Ordinary Course of Business to the extent the same does interfere in any material respect with the business or operations of such Person, (vii) the swap or exchange of any property in the Ordinary Course of Business, (viii) transfers of property among the Parent and its Subsidiaries that are Credit Parties constituting permitted inter-company investments under Section 8.3 and (ix) transfers otherwise permitted by Sections 8.3, 8.4, or 8.8; and

(b)   in the case of Equity Interests in such Person, the sale, issuance, transfer or conveyance by such Person of its Equity Interests, or the grant by it of options, warrants or other rights therein or in respect thereof.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Draw Down Period” means the period from and including the Closing Date to and including the earliest of (i) the date on which  the Term Loan Commitments shall have been fully drawn, (ii) the date on which the Borrower shall have terminated the remainder of undrawn Term Loan Commitments, and (iii) the date twelve months following the Closing Date.

“Earn-Out Obligations” means, with respect to an Acquisition by a Person, all obligations of such Person to make earn-out or other performance-based contingent payments (including purchase price adjustments, non-competition and consulting arrangements, or other indemnity obligations) in respect of such Acquisition.  The amount of Earn-Out Obligations, at any time, shall be the amount recognized as a liability on the balance sheet of such Person under GAAP.

“eCOST Proceeding” means the case entitled “United States of America vs. Approximately Six Hundred and Twenty Thousand Three Hundred and Forty Nine Dollars and Eighty Five Cents ($620,349.85) Seized From Wachovia Bank Account Numbers Ending *6176 AND *6189 In the Name of eCOST.COM, and All Proceeds Traceable Thereto” filed in the United States District Court for the Eastern District of New York, bearing Case No. CV 13- 3966.

“Eligible Account” means trade Accounts of the Parent and its Subsidiaries created in the Ordinary Course of Business; but excluding therefrom, without duplication, each Account (or, where expressly stated below, any portion thereof):

(a)   the portion that is not, in all material respects, genuine, and enforceable in accordance with its terms, that violates any applicable federal, state or local law, or that is evidenced by documentation that violates applicable federal, state or local law or is otherwise legally insufficient, in each case without regard to Debtor Relief Laws affecting creditors’ rights generally and by equitable principals of law;

(b)   the portion that is denominated in currencies not readily convertible into Dollars;

(c)   the portion of which did not arise in the Ordinary Course of Business from the sale or performance of services or an outright sale of goods;

(d)   the portion of which is not evidenced by a (i) paper invoice (other than unbilled accounts receivable at month-end that will be invoiced in due course within 30 days), (ii) an electronic equivalent of an invoice, or (iii) a receiving report transmitted by electronic data interchange or the invoice for which is not for a sum certain or the invoice for which lists a Person (other than the Borrower or another Credit Party) as a payee or a remittance party;

(e)   in the case of the Parent and its Domestic Subsidiaries, the portion of which is not subject to a valid, duly perfected, First Priority Lien in favor of the Collateral Agent;

(f)   the portion as to which any of the covenants, representations, and warranties in this Agreement or the other Credit Documents respecting Eligible Accounts shall be untrue, misleading, or in default in any material respect; provided, however, that this clause (f) shall not (i) be deemed a waiver of any Default or Event of Default which may occur under this Agreement or any other Credit Document as a result of any such representation, warranty, or covenant being untrue or misleading, or in default or (ii) limit the ability of the Administrative Agent to institute Reserves in connection therewith to the extent provided in this Agreement;

(g)   the portion of which is more than 90 days past the original due date or more than 120 days past the original invoice date;

(h)   the extent to which the aggregate amount of Accounts (determined by value and not by number of Accounts) owing by account debtors and their affiliates shall exceed, for any account debtor and its Affiliates, thirty percent (30%) of the aggregate amount of all Accounts;

(i)   which constitute intercompany Receivables owed by and between the Parent and its Subsidiaries, on the one hand, as account debtor, to the Parent and its Subsidiaries, on the other hand, as account creditor;

(j)   which is owed by any creditor or vendor of the Parent or its Subsidiaries but only to the extent of the obligations of the Parent or its Subsidiaries to such Person;

(k)   the portion of which relates to any specific invoice arising under an Account (i) with respect to which the applicable Account Debtor disputes its liability therefor, (ii) with respect to which there exists facts, events, or circumstances that are reasonably likely to impair the validity, enforceability, or collectability of such Account or reduce the amount payable, or delay payment, thereunder, in each case, in any material respect, or (iii) that is otherwise subject to any material offset due to counterclaim, contra-account, volume or other rebate, cooperative advertising accrual, deposit, or setoff, dispute, deduction, discount, recoupment, reserve, defense, chargeback, incentive, promotion, credit, or allowance, but, in each case, such exclusion shall be only to the extent thereof and shall not apply at all in respect of discounts allowed for prompt payment or volume purchase;

(l)   owing by an account debtor and its Affiliates where more than twenty-five percent (25%) of the aggregate amount of Accounts (determined by value and not by number of Accounts) owing by such account debtor and its Affiliates are ineligible under provisions of clause (g) hereinabove;

(m)   which is owing by any Account Debtor (i) as to which a proceeding under any Debtor Relief Law has been commenced by or against such Account Debtor; (ii) which does not meet the Borrower’s customary credit standards, has failed, has suspended or ceased doing business, is liquidating, dissolving, or winding up its affairs, or is not Solvent; (iii) against which the Parent or any of its Subsidiaries is unable to bring suit or enforce remedies through judicial process; or (iv) who is a natural person, if such Person has died or been declared incompetent by a court of competent jurisdiction;

(n)   the portion of which arises from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, cash-on-delivery, or similar basis or terms;

(o)   which is owing by an Account Debtor which is a Sanctioned Person;

(p)   the portion of which (i) as to which the Goods or services giving rise thereto, as applicable (A) have not been delivered or provided to the Account Debtor (provided that Eligible Accounts shall include the portion of such amounts payable for services that are subject to a binding agreement and contractually obligated to be paid either unconditionally or subject only to normal delivery or provision requirements, so long as they are reasonably expected to be payable and collected from such Account Debtors); (B) are subject to repurchase; (C) have been returned, rejected, repossessed, lost, or damaged; or (D) are or are alleged to constitute infringing Goods or are or are alleged to have been manufactured or sold in a manner which violates the Intellectual Property rights of any Person or (ii) does not represent a final sale to the Account Debtor, provided that Accounts arising pursuant to flat fee arrangements shall not be considered to be ineligible Accounts pursuant to this clause (p); or

(q)   the portion of which is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;

provided that the “ineligibility” of any Accounts may be re-characterized, from time to time, as “eligible” with the consent of the Required Lenders.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.5(b), subject to such consents, if any, as may be required therein.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by, or required to be contributed to by, any of the Credit Parties, their Subsidiaries or their ERISA Affiliates.

“Environmental Law(s)” means any foreign, federal, state or local laws, common law, rules, regulations, codes, ordinances, Orders, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, manufacture, processing, Release or threatened Release, or health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including for damages (including punitive damages), costs of or obligation to conduct environmental remediation, investigation, monitoring, cleanup or corrective action, fines, penalties, claims, judgments, losses, encumbrances, liens, notices, suits, proceedings, damages to natural resources, personal injury, property damage, indemnities, contribution or compensation), of any of the Parent and its Subsidiaries directly or indirectly resulting from or based upon (a) violation of, non-compliance with or arising out of any Environmental Law, (b) the on-site or off-site generation, use, handling, transportation, storage, treatment, manufacture, processing or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) a Release or threatened Release or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any permit, license, approval, consent, registration or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.  Any former ERISA Affiliate of any of the Parent and its Subsidiaries shall continue to be considered an ERISA Affiliate for purposes hereof for any period such entity was an ERISA Affiliate of any such Credit Party or Subsidiary and with respect to liabilities arising after such period for which any such Credit Party or Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Credit Party, or any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Credit Party, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, in each case reasonably likely to result in liability; (g) the withdrawal of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in liability therefor, or the receipt by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it is in “critical” or “endangered” status within the meaning of Section 103(f)(2)(G) of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such reorganization, insolvency or termination is reasonably likely to result in liability; (h) the occurrence of an act or omission which could give rise to the imposition on any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan if such fines, penalties, taxes or related charges are reasonably likely to result in liability; (i) the assertion of a material claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan reasonably likely to result in liability; (j) receipt from the Internal Revenue Service of written notice of the failure of any Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA or any violation of Section 436 of the Internal Revenue Code or Section 206(g) of ERISA.

“Event of Default” means each of the conditions or events set forth in Section 9.1.

“Excluded Property” means (a) real and personal property located outside the United States (other than the Equity Interests or ownership interests in First-Tier Foreign Subsidiaries which may be the subject of a pledge hereunder), (b) except to the extent expressly required hereunder, the tenant’s interest in leased real property, (c) personal property with respect to which the perfection of the Lien therein is not governed by the UCC (including motor vehicles and aircraft which will be “Excluded Property” unless expressly provided otherwise herein) or, in the case of Intellectual Property, may be effected by filings with the United States Copyright Office and the United States Patent and Trademark Office, including, but not limited to any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed), (d) the portion of Equity Interests in First-Tier Foreign Subsidiaries that is not required to be pledged to secure the Loans and Obligations hereunder, (e) property (including, without limitation, any lease, license, other agreement or other property) that (i) is the subject of a Permitted Lien the terms of which prohibit the grant of a security interest therein or (ii) would require a consent or would result in an event of default thereunder or termination event in respect thereof, in each case under clauses (i) and (ii) of this subsection (e), to the extent not rendered ineffective by the terms of the UCC (including the provisions of Sections 9-406, 9-407 and 9-409) and other applicable law or principles of equity, (f) any other assets to the extent that a pledge thereof or a grant of a security interest therein would be prohibited by applicable law, rule or regulation or agreements with any Governmental Authority or would require governmental (including regulatory) consent, approval, license or authorization (after giving effect to the applicable anti-assignment provisions of the UCC), (g) amounts held in Deposit Accounts, exclusively for the benefit of third parties for (i) payroll, healthcare and other employee wage and benefit accounts, (ii) tax accounts, including, without limitation, sales tax accounts, (iii) escrow, defeasance and redemption accounts, and (iv) fiduciary or trust accounts, and (h) such other exceptions subject to the mutual agreement of the Required Lenders and the Administrative Agent, on the one hand, and the Borrower, on the other hand.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Credit Document by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.8 hereof and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3(b), (d) or (e), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(g), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means collectively (i) that certain First Amended and Restated Loan and Security Agreement dated as of December 29, 2004, by and between Comerica Bank and Priority Fulfillment Services, Inc., as thereafter amended to date and (ii) that certain Loan and Security Agreement dated as March 29, 2002 by and between Supplies Distributors, Inc. and Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association, as successor to Congress Financial Corporation (Southwest)), as thereafter amended to date.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated July 13, 2015 among the Parent, Regions Bank and the Lead Arranger.

“Financial Officer” means, with respect to any Person, the president, chief financial officer, principal accounting officer, treasurer, vice president of finance or controller of such Person (including an outside accountant reasonably acceptable to the Administrative Agent).  Unless the context otherwise requires, the term “Financial Officer” refers to a Financial Officer of the Parent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the Financial Officer of the Parent in his or her role as Financial Officer and not individually, that such financial statements fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Credit Party.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)   all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments but specifically excluding (i) trade payables incurred in the Ordinary Course of Business, and (ii) Earn-Out Obligations or other similar deferred or contingent obligations incurred in connection with any Acquisition until such time as such obligations are recognized as a liability on the balance sheet of such Person and its Subsidiaries in accordance with GAAP;

(b)   all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the Ordinary Course of Business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the Ordinary Course of Business not past due for more than sixty (60) days after the date on which such trade account payable was created, unless such trade account payable is being disputed in good faith);

(c)   all obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds (but excluding, for the avoidance of doubt, any performance bonds issued or to be issued under contractual obligations existing as of the Closing Date in an aggregate amount not to exceed $1.5 million), comfort letters, keep-well agreements and capital maintenance agreements);

(d)   the Attributable Principal Amount of Capital Lease Obligations, Synthetic Leases and Securitization Transactions;

(e)   all preferred stock and comparable Equity Interests providing for mandatory redemption, sinking fund or other like payments;

(f)   all Earn-Out Obligations, whether or not included under clause (a) above, but without duplication, when and as recognized as a liability in accordance with GAAP;

(g)   Support Obligations in respect of Funded Debt of another Person; and

(h)   Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).

“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).

“Guaranteed Obligations” shall have the meaning provided in Section 4.1(a).

“Guarantors” means (a) the Parent, (b) each of the Subsidiaries and Affiliates identified on the signature pages as “Guarantors”, (c) each other Person that becomes a Guarantor hereunder after the Closing Date, (d) with respect to (i) Secured Swap Obligations, (ii) Secured Treasury Management Obligations, and (iii) Swap Obligations of a Specified Credit Party (determined before giving effect to Sections 4.1 and 4.8) under the Guaranty hereunder, the Borrower, and (e) their respective successors and permitted assigns.

“Guaranty” means the guaranty of each Guarantor set forth in Section 4.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes, and all other substances, materials, chemicals, contaminants or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under applicable law relating to any Lender which is currently in effect or, to the extent allowed under such applicable law, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable law now allow.

“Incremental Loan Facilities” shall have the meaning provided in Section 2.1(d).

“Incremental Revolving Loan Facility” shall have the meaning provided in Section 2.1(d).

“Incremental Term Loan” shall have the meaning provided in Section 2.1(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)   all Funded Debt;

(b)   net obligations under any Swap Agreement;

(c)   Support Obligations in respect of Indebtedness of another Person; and

(d)   Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Agreements under clause (b) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning provided in Section 11.2(b).

“Index Rate” means, for any Index Rate Determination Date with respect to any Base Rate Loans determined by reference to the Index Rate, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to

(a) LIBOR for deposits with a term equivalent to one month in Dollars determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the Index Rate Determination Date, or (b) in the event the rates referenced in the preceding clause (a) are not available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by the Administrative Agent, for which the Index Rate is then being determined with maturities comparable to one month as of approximately 11:00 a.m. (London, England time) two Business Days prior to such Index Rate Determination Date.  Notwithstanding anything contained herein to the contrary, the Index Rate shall not be less than zero.

“Index Rate Determination Date” shall mean the Closing Date and the first Business Day of each calendar month thereafter; provided, however, that, solely for purposes of the definition of Base Rate, Index Rate Determination Date shall mean the date of determination of the Base Rate.

“Intellectual Property” means all intellectual and similar Property of a Person, including (a) inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases, (b) all embodiments or fixations thereof and all related documentation, applications, registrations and franchises, (c) all licenses or other rights to use any of the foregoing, and (d) all books and records relating to the foregoing.

“Inspections” shall have the meaning provided in Section 7.7(b).

“Interest Payment Date” means with respect to (a) any Base Rate Loan and any Swingline Loan, the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any Adjusted LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with an Adjusted LIBOR Rate Loan, an interest period of one, two, three or six months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; (iii) no Interest Period with respect to the Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Adjusted LIBOR Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Adjusted LIBOR Rate Loans equals or exceeds the principal amortization payment then due; (iv) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date, as extended, if extended, and (v) no Interest Period with respect to the Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Term Loan comprised of Adjusted LIBOR Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or series of related transactions) of assets or operating unit of another Person that constitutes a business unit.  For purposes of covenant compliance the amount of any Investment shall be the amount actually loaned or invested without adjustment for subsequent increases or decreases in the value of such investment.

“Involuntary Disposition” means the receipt by the Borrower or any Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IRS” means the United States Internal Revenue Service.

“ISP” means the rules under the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 2.3.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or instrument entered into by the Issuing Bank and the Borrower or its Subsidiaries, or in favor of the Issuing Bank and relating to the Letter of Credit.

“Issuing Bank” means Regions Bank, together with its successors and assigns in such capacity.

“Lead Arranger” means Regions Capital Markets, a division of Regions Bank.

“Leasehold Property” means, as to any Person, any leasehold interest of such Person as lessee or tenant under any lease of real property, now held or after acquired.

“Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any federal, state or local treaty, law (including the common law and any Environmental Law), statute, ordinance, code, rule regulation, order or determination of an arbitrator or a court, other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lenders” means those banks and financial institutions identified on the signatures pages as “Lenders” hereunder and those banks and financial institutions that become a Lender hereunder after the Closing Date, and, in each case, their successors and permitted assigns.

“Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit 2.1(d) or any other form reasonably acceptable to the Administrative Agent, executed and delivered in accordance with the provisions of Section 2.1(d)(iv).

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means any application or agreement for the issuance, amendment or extension of a Letter of Credit.

“Letter of Credit Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“Letter of Credit Fee” shall have the meaning provided in Section 2.10(b)(i).

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrower, including Letter of Credit Borrowings.  For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.4(h), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Outside Expiration Date” shall have the meaning provided in Section 2.3(a).

“Letter of Credit Sublimit” shall have the meaning provided in Section 2.3(a).  The initial Letter of Credit Sublimit is Five Million Dollars ($5,000,000).

“LIBOR” shall have the meaning provided in the definition of “Adjusted LIBOR Rate”.

“LIBOR Index Rate” means, for any Index Rate Determination Date, the rate per annum obtained by dividing (a) the Index Rate by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement.

“LIBOR Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate or the LIBOR Index Rate (including a Base Rate Loan referencing the LIBOR Index Rate), as applicable.

“Licensor” means any Person from whom a Credit Party obtains the right to use any Intellectual Property.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Liquidity” means, at any time, the sum of (a) unrestricted cash and Cash Equivalents on hand, plus (b) Availability.

“Loan” means any Revolving Loan, Swingline Loan or Term Loan, and the Base Rate Loans and Adjusted LIBOR Rate Loans comprising such Loans.

“Loan Obligations” means the Revolving Obligations and the Term Loans.

“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Agreement” has the meaning specified in the definition of “Swap Agreement”.

“Material Adverse Effect” means any effect, event, condition, action, omission, change or state of facts that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a material adverse effect with respect to (a) the business operations, properties, assets, or financial condition of the Parent and its Subsidiaries taken as a whole; (b) the ability of the Credit Parties, taken as a whole, to fully and timely perform the Obligations in any material respect; (c) the legality, validity, binding effect, or enforceability against a Credit Party of any Credit Document to which it is a party in any material respect; (d) the value of the whole or any material part of the Collateral or the priority of Liens in all or any material portion of the Collateral in favor of the Collateral Agent for the holders of the Obligations; or (e) all or any material portion of the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any holder of Obligations under any Credit Document.

“Material Contract” means any Contractual Obligation to which any of the Parent or its Subsidiaries, or any of their respective Property, are bound (other than those evidenced by the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Property” shall mean, without duplication, (a) for fee-owned Real Estate Assets having a fair market value in excess of $1 million, each such Real Estate Asset, and for fee-owned Real Estate Assets having a fair market value of $1 million or less, those Real Estate Assets that the Borrower may choose to encumber, such that after giving effect thereto, the fair market value of such fee-owned Real Estate Assets that are not encumbered by mortgage Liens securing the Obligations shall not be in excess of $2 million in the aggregate, (b) any Leasehold Property in which Collateral is held or stored and the loss of which would be material as determined by the Administrative Agent in its discretion, and (c) other real property, owned or leased, with a fair market value, including improvements, determined by the Borrower in its reasonable judgment, of $1 million or more.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances in Dollars provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances as provided under Section 9.2 on exercise of remedies or on the Revolving Commitment Termination Date as provided in Section 2.15, an amount equal to 105% of the Outstanding Amount of all Letter of Credit Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investor Services, Inc., together with its successors.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Cash Proceeds” means the aggregate amount of Cash and Cash Equivalents when and as received, net of (a) direct costs incurred or estimated in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts), (b) estimated taxes paid or payable in connection therewith, (c) the aggregate amount of Indebtedness retired in connection therewith, and (d) amounts placed in escrow.  For purposes hereof, “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon disposition of any non-cash consideration when and as received.

“Non-Consenting Lender” shall have the meaning provided in Section 2.17.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender.

“Note” means a Revolving Loan Note, a Swingline Note, or a Term Loan Note.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means, with respect to each Credit Party, (a) the Credit Agreement Obligations, (b) Secured Swap Obligations, (c) Secured Treasury Management Obligations, and (d) the Collateral Agent Obligations; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, and any successor thereto.

“Order” means any judgment, decree, order, consent order, consent decree, writ or injunction (including any judicial or administrative interpretation, guidance, directive, policy statement or opinion) of any Governmental Authority.

“Ordinary Course of Business” shall mean, with respect to any transaction involving any Person, the ordinary course of business of such Person consistent in all material respects with past practices of such Person taken in good faith and not for the purpose of evading any term, provision or restriction of this Agreement or the other Credit Documents.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.4).

“Outstanding Amount” means, on any date, (a) with respect to Loans, the aggregate outstanding principal amount thereof after giving effect to any borrowings, payments and prepayments occurring on such date; and (b) with respect to Letters of Credit, the aggregate outstanding amount of Letter of Credit Obligations (including Letter of Credit Borrowings) after giving effect to any Credit Extensions, payments and reimbursements and changes in the amount of Letters of Credit on such date.

“Parent” means PFSweb, Inc., a Delaware corporation, as provided in the introductory paragraph hereof.

“Participant” shall have the meaning provided in Section 11.5(d).

“Participant Register” shall have the meaning provided in Section 11.5(d).

“Patriot Act” shall have the meaning provided in Section 6.10(f).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means (a) the CrossView Acquisition, (b) any Business Acquisition approved by the Administrative Agent and the Required Lenders, and (c) any Business Acquisition that satisfies the following conditions:

(i)   the Person, property, business unit or enterprise shall be in the same business or related line of business as the Parent and its Subsidiaries;

(ii)   the Lenders shall have received written notice not less than 10 days nor more than 90 days prior to any such acquisition and furnished with at such time reasonable details as to such acquisition (including sources and uses therefor and copies of all material acquisition documents), two years of historical financial statements of the Person to be acquired (unless otherwise agreed by the Lenders), and consolidated financial statements for the Consolidated Group on a Pro Forma Basis after giving effect to the acquisition;

(iii)   in the case of (A) an acquisition of Equity Interests, the board of directors or comparable governing body shall have approved the acquisition and shall be supportive of it and the target thereof shall become a party to, and otherwise comply with, this Agreement and the other Credit Documents, as required hereby and thereby and (B) an acquisition of assets by the Parent or its Domestic Subsidiaries, such assets will be made subject to a valid, duly perfected, First Priority Lien in favor of the Collateral Agent in accordance with the provisions hereof, subject to only Permitted Liens;

(iv)   such acquisition shall not require any consent, approval, exemption or authorization of, registration or filing with, or notice to, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect on or prior to the date of such acquisition;

(v)   on the date of acquisition, (A) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (B) the representations and warranties contained in this Agreement and in the other Credit Documents shall be true and correct in all material respects to the same extent as though made on and as of that date (both immediately before and immediately after giving effect thereto), except to the extent such representations and warranties specifically relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, (C) after giving effect to the acquisition on a Pro Forma Basis, the Parent and its Subsidiaries will be in compliance with the Consolidated Fixed Charge Coverage Ratio in Section 8.13 and the Consolidated Leverage Ratio (which calculation shall include, for the avoidance of doubt, the cash portion of any Earn-out Obligations that are reasonably expected to be paid in the next twelve (12) months) will be not greater than 0.25:1.0 lower than (or, a quarter-turn inside) the maximum ratio then permitted under Section 8.14, (D) the Parent and its Subsidiaries will have minimum Liquidity of not less than $10 million, and (E) the entity, business unit or assets that are the subject of the acquisition shall have had EBITDA greater than zero determined on an aggregate basis for the period of four consecutive fiscal quarters most recently ending;

(vi)   for any acquisition or series of related acquisitions exceeding $5 million in the aggregate, there shall have been delivered to the Administrative Agent a compliance certificate confirming that the foregoing conditions have been met; and

(vii)   there shall have been provided to the Administrative Agent and the Lenders such due diligence information regarding the prospective acquisition as may have been reasonably requested by them, including quality of earnings reports and financial projections, where appropriate in their judgment.

For purposes hereof, the “cost” of an acquisition shall include all cash, the fair value of non-cash consideration (including the value of Equity Interests in the Parent given as consideration therefor) and assumed Indebtedness.

“Permitted Disposition” means (a) a Disposition permitted under Section 8.5, and (b) any other Disposition approved by the Administrative Agent and the Required Lenders as provided herein.

“Permitted Encumbrances” means:

(a)   Liens imposed by law for taxes that are not yet due or are being contested in compliance with the requirements provided hereunder;

(b)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the Ordinary Course of Business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with the requirements provided hereunder;

(c)   pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)   deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the Ordinary Course of Business;

(e)   judgment Liens in respect of judgments that do not constitute an Event of Default hereunder;

(f)   Liens and rights of set-off in favor of a banking institution arising by operation of statutory or common law encumbering deposits held by such banking institution;

(g)   easements, zoning restrictions, rights-of-way and similar encumbrances on real property and minor defects in title to real property imposed by law or arising in the Ordinary Course of Business that (i) do not secure any monetary obligations, and (ii) do not materially detract from the value of the affected property or interfere with the ordinary conduct of business;

(h)   the interest or title of a lessor, sublessor or owner under any lease of real estate, equipment or facilities (including fiber optic cable) expressly permitted under this Agreement (but not Liens, encumbrances or other exceptions to title encumbering such interest or title,  except as otherwise provided in this definition);

(i)   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business;

(j)   licenses of trademarks and other intellectual property rights granted in the Ordinary Course of Business and not interfering in any respect with the ordinary conduct of the business;

(k)   Liens arising out of consignment arrangements for the sale of goods entered into in the Ordinary Course of Business in accordance with the past practice; and

(l)   possessory Liens  which (i) occur in the Ordinary Course of Business, (ii) secure  normal trade debt which is not yet due and payable and (iii) do not secure Indebtedness;

provided that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)   direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)   investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s, respectively, or carrying an equivalent rating by a nationally recognized rating agency, if S&P and Moody’s cease to publish ratings of commercial paper issuers generally;

(c)   investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)   fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)   money market funds substantially all of whose assets are comprised of securities satisfying the requirements of the foregoing clauses (a)-(d).

“Permitted Liens” means each of the Liens permitted pursuant to Section 8.2.

“Permitted Prior Liens” means, collectively, (a) Liens that are expressly permitted under Sections 8.2(c) and 8.2(d), and (b) other Liens that are expressly permitted under Section 8.2 that arise by operation of law and are not voluntarily granted, to the extent such Liens described in this clause (b) are entitled by operation of law to priority over the security interests created (or purported to be created) by the Collateral Documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” shall have the meaning provided in Section 11.1(d)(i).

“Pledge Agreement” means the pledge agreement dated as of the Closing Date given by the Credit Parties, as pledgors, to the Collateral Agent for the benefit of the holders of the Secured Obligations, and any other pledge agreements that may be given by any Person pursuant to the terms hereof, in each case, as the same may be amended and modified from time to time.

“Prime Rate” means the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time.  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Principal Office” means, for the Administrative Agent, the Swingline Lender and the Issuing Bank, such Person’s “Principal Office” as set forth on Schedule 11.1, or such other office as it may from time to time designate in writing to the Borrower and each Lender.

“Pro Forma Basis” means, for any transaction, including determination of the applicable pricing level under “Applicable Margin”, determination of compliance with the financial covenants hereunder, for Acquisitions and Dispositions and for making Restricted Payments, such transaction shall be deemed to have occurred on first day of the period of four consecutive fiscal quarters ending as of the date for which the most recent annual, quarterly or monthly financial statements, and related Compliance Certificates, shall have been provided in accordance with the provisions of Section 7.1(a), (b) and (c). Further, for purposes of making calculations on a Pro Forma Basis hereunder, (a) in the case of Dispositions, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be excluded to the extent relating to any period prior to the date of such transaction, and (ii) Funded Indebtedness paid or retired in connection therewith shall be deemed to have been paid and retired as of the first day of the applicable period; (b) in the case of Acquisitions, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Funded Indebtedness incurred in connection therewith shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder); and (c) in the case of incurrence of Funded Indebtedness hereunder, the Funded Indebtedness shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates in respect thereof).

“Projections” has the meaning provided in Section 6.4(c).

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible, and including cash, securities, accounts and contract rights.

“Purchase Money Obligations” means, for any Person, the obligations of such Person (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests in any Person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that, at the time the Guaranty (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Swap Provider” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (i) at the time it enters into a Swap Agreement, is a Lender or an Affiliate of a Lender, or (ii) in the case of a Swap Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in cases where the Swap Provider is no longer a Lender or an Affiliate of a Lender, each such Swap Provider shall have provided a Secured Party Designation Notice to the Administrative Agent within thirty (30) days of entering into the Swap Agreement or otherwise becoming eligible in respect thereof.  For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Qualifying Treasury Management Provider” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (i) at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, or (ii) in the case of a Treasury Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in cases where the Treasury Management Provider is no longer a Lender or an Affiliate of a Lender, each such Treasury Management Provider shall have provided a Secured Party Designation Notice to the Administrative Agent within thirty (30) days of entering into the Treasury Management Agreement or otherwise becoming eligible in respect thereof.  For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Refunded Swingline Loans” shall have the meaning provided in Section 2.2(b)(iii).

“Register” shall have the meaning provided in Section 11.5(c).

“Reimbursement Date” shall have the meaning provided in Section 2.3(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the environment.

“Removal Effective Date” shall have the meaning provided in Section 10.6(b).

“Required Lenders” means, as of any date of determination,

(a)   where there are fewer than four Lenders, then at least two Lenders with not less than sixty-six and two-thirds percent (66-2/3%) of the Aggregate Commitments, or, if the Commitments shall have expired or been terminated, at least two Lenders holding in the aggregate not less than sixty-six and two-thirds percent (66-2/3%) of the Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swingline Loans), and

(b)   where there are four or more Lenders, then Lenders having more than 50% of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, Lenders holding in the aggregate more than 50% of the Loan

Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swingline Loans);

provided that, in any case, the commitments of, and the portion of the Loan Obligations held or deemed held by, Defaulting Lenders shall be disregarded in making determinations of “Required Lenders” hereunder.

“Reserves” shall have the meaning provided in the definition of “Borrowing Base”.

“Resignation Effective Date” shall have the meaning provided in Section 10.6(a).

“Restricted Payment” means, for any Person, (a) any dividend or distribution (whether in cash, securities or other property) with respect to any Equity Interests of such Person, or any payment (whether in cash, securities or other property), including sinking fund payments and similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment of any Equity Interests of such Person, or any option, warrant or other right to acquire any Equity Interests of such Person, (b) any payment of interest, principal, premium or other amounts on or in respect of any Subordinated Debt or the repayment, redemption, retirement or repurchase thereof, directly or indirectly, and (c) any payment of interest, principal or other amounts on or in respect of any Earn-Out Obligations or the repayment, redemption or retirement thereof.

“Revolving Committed Amount” means, for each Lender, the amount of such Lender’s Revolving Commitment.

“Revolving Commitment” means the commitment of each Lender to make its share of the Revolving Loans and to share in Revolving Obligations hereunder, and the commitment to provide and participate in Letter of Credits and Swingline Loans.  On the Closing Date, the aggregate amount of Revolving Commitments is Thirty Million Dollars ($30,000,000) and the initial Revolving Commitments for the Lenders are set forth on Appendix A.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), equal to (a) prior to termination of the commitments, the numerator of which is such Lender’s Revolving Committed Amount and the denominator is aggregate amount of Revolving Commitments, and (b) after termination of the commitments, the numerator of which is such Lender’s share of outstanding Revolving Obligations and the denominator of which is the aggregate amount of outstanding Revolving Obligations.  The initial Revolving Commitment Percentages are set forth on Appendix A.

“Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a) (i) in the case of Revolving Loans and Swingline Loans, the Revolving Commitment Termination Date or (ii) in the case of the Letters of Credit, the Letter of Credit Outside Expiration Date, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

“Revolving Commitment Termination Date” means the earliest to occur of (a) the date five years following the Closing Date, being August 5, 2020; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11; and (c) the date of the termination of the Revolving Commitments pursuant to Section 9.2.

“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit 2.5-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swingline Loans.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill Financial, Inc., together with its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, with any other Person whereby such Person sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specifically Designated Nationals maintained by OFAC.

“Secured Obligations” shall have the meaning provided in the Collateral Documents.

“Secured Party Designation Notice” means a notice from a Qualifying Swap Provider or a Qualifying Treasury Management Provider to the Administrative Agent that it holds Obligations entitled to share in the guaranties and collateral interests provided herein in respect of a Secured Swap Agreement or Secured Treasury Management Agreement, as appropriate.  A form of Secured Party Designation Notice is attached as Exhibit 1.1.

“Secured Swap Agreement” means any Swap Agreement not prohibited hereunder between any of the Parent or its Subsidiaries, on the one hand, and a Qualifying Swap Provider, on the other hand.  For the avoidance of doubt, a holder of Obligations in respect of a Secured Swap Agreement shall be subject to the provisions of Section 9.3 and 10.10.

“Secured Swap Obligations” means all obligations owing to a Qualifying Swap Provider under (a) any and all Secured Swap Agreements, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Secured Swap Agreements, (c) any and all renewals, extensions and modifications of any Secured Swap Agreements and (d) any and all substitutions for any Swap Agreements, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any of the Parent or its Subsidiaries, on the one hand, and a Qualifying Treasury Management Provider, on the other hand.  For the avoidance of doubt, a holder of Obligations in respect of a Secured Treasury Management Agreement shall be subject to the provisions of Section 9.3 and 10.10.

“Secured Treasury Management Obligations” means all obligations owing to a Qualifying Treasury Management Provider under a Secured Treasury Management Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Security Agreement” means the security agreement dated as of the Closing Date given by the Credit Parties, as grantors, to the Collateral Agent for the benefit of the holders of the Secured Obligations, and any other pledge agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any Person pursuant to which such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur or believe (or should it reasonably believe) that it will have debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable law relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Credit Party” means, any Credit Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.

“Subordinated Debt” means any Indebtedness for borrowed money of the Parent and its Subsidiaries that by its terms is expressly subordinated in right of payment to the prior payment of the Loan Obligations on terms and conditions, and evidenced by documentation reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Subordinated Debt Documents” means any and all instruments, documents and agreements executed and delivered by the Borrower to any Person to evidence the Subordinated Debt.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Parent.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that is a party to a Swap Agreement with any of the Parent and its Subsidiaries.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any netting agreements relating to such Swap Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in bankruptcy or insolvency proceedings against the applicable counterparty obligor thereunder), (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in preceding clause (a), the amount(s) determined as the mark-to-

market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Lender” means Regions Bank in its capacity as Swingline Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swingline Loan” means a Loan made by the Swingline Lender pursuant to Section 2.2.

“Swingline Note” means a promissory note in the form of Exhibit 2.5-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Rate” means the Base Rate plus the Applicable Margin applicable to Base Rate Loans.

“Swingline Sublimit” shall have the meaning provided in Section 2.2(a).  The initial Swingline Sublimit is Five Million Dollars ($5,000,000).

“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor or (b) (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning provided in Section 2.1(b).

“Term Loan Commitment” means the commitment of each Lender to make its share of the Term Loan hereunder; provided that at any time after funding and termination of the commitments relating thereto, determinations of “Required Lenders” shall be based on the outstanding amount of the Term Loan.  The Term Loan Commitment of each Lender as of the Closing Date is set forth on Appendix A.  The aggregate principal amount of the Term Loan Commitments on the Closing Date is Ten Million Dollars ($10,000,000) and the initial Term Loan Commitments are set forth on Appendix A.

“Term Loan Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), equal to (a) prior to full funding and termination of the commitments, the numerator of which is such Lender’s Term Loan Committed Amount, and the denominator is the aggregate amount of Term Loan Commitments, and (b) after full funding and termination of the commitments, the numerator of which such Lender’s share of the outstanding principal amount the Term Loan, and the denominator of which is the aggregate outstanding principal amount of the Term Loan.  The initial Term Loan Commitment Percentages are set forth on Appendix A.

“Term Loan Committed Amount” means, for each Lender, the amount of such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the date five years after the Closing Date, being August 5, 2020.

“Term Loan Note” means a promissory note in the form of Exhibit 2.5-3, as it may be amended, supplemented or otherwise modified from time to time.

“Third Party” means any (a) lessor, mortgagee, mechanic or repairman, warehouse operator or warehouseman, processor, packager, consignee, shipper, customs broker, freight forwarder, bailee, or other third party which may have possession of any Collateral or lienholders’ enforcement rights against any Collateral or (b) Licensor whose rights in or with respect to any Collateral limit or restrict or may, in the Collateral Agent’s determination, limit or restrict the Credit Parties’ or the Collateral Agent’s rights to sell or otherwise dispose of such Collateral.

“Third Party Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which a Third Party, as applicable and as required by the Collateral Agent, among other things, (a) waives or subordinates in favor of the Collateral Agent any Liens such Third Party may have in and to any Collateral or any setoff, recoupment, or similar rights such Third Party may have against any Credit Party; (b) grants the Collateral Agent access to Collateral which may be located on such Third Party’s premises or in the custody, care, or possession of such Third Party for purposes of allowing the Collateral Agent to inspect, remove or repossess, sell, store, or otherwise exercise its rights under this Agreement or any other Credit Document with respect to such Collateral; (c) authorizes the Collateral Agent (with or without the payment of any royalty or licensing fee, as determined by the Collateral Agent) to (i) complete the manufacture of work-in-process (if the manufacturing of such Goods requires the use of a Third Party’s Intellectual Property) and (ii) dispose of Collateral bearing, consisting of, or constituting a manifestation of, in whole or in part, such Third Party’s Intellectual Property; (d) agrees to hold any negotiable Documents in its possession relating to the Collateral as agent or bailee of the Collateral Agent for purposes of perfecting the Collateral Agent’s Lien in and to such Collateral under the UCC; (e) with respect to Third Parties other than landlords, agrees to deliver the Collateral to the Collateral Agent upon request or, upon payment of applicable fees and charges to deliver such Collateral in accordance with the Collateral Agent’s instructions; or (f) agrees to terms regarding Collateral held on Consignment by such Third Party, in each of the foregoing cases, containing terms reasonably acceptable to the Collateral Agent and as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Transactions” means, collectively, the execution, delivery and performance of the Credit Documents and the loans and extensions of credit made hereunder, the guaranties provided hereunder or herewith, and the pledge of collateral interests thereunder and the use of proceeds thereof (including the payment of all transaction costs).

“Treasury Management Agreement” means any agreement that is not prohibited by the terms of this Agreement to provide treasury management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Provider” means any Person that is a party to a Treasury Management Agreement with any of the Parent or its Subsidiaries.

“Type” or “Type of Loan” means a Base Rate Loan or an Adjusted LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).

“UCP” means the rules of the Uniform Customs and Practice for Documentary Credits, as published by the International Chamber of Commerce.

“Unaffiliated Third Party” means any Person that is not an Affiliate of any of the Parent or its Subsidiaries.

“United States” or “U.S.” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 3.3(g)(ii)(B)(III).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Working Capital Adjustment” means, for any period, on a consolidated basis, the difference between the consolidated working capital as of the end of such period and the consolidated working capital as of the beginning of such period.

Section 1.2   Accounting Terms.

(a)   Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered hereunder shall be prepared in accordance with GAAP as in effect at the time of such preparation, except that, notwithstanding anything to the contrary set forth in this Agreement, for purposes of determining compliance with any provision of this Agreement: (i) the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP, including, without limitation, resulting from the implementation of proposed changes to or by (A) Accounting Standards Codification Topic 840, Leases, by the Exposure Draft issued by the FASB and IASB on August 17, 2010 (and related updates and changes to the Exposure Draft) or any successor proposal or (B) Accounting Standards Codification Topic 842, Leases, by the Exposure Draft issued by the FASB and IASB on May 16, 2013 (and related updates and changes to the Exposure Draft) or any successor proposal; and (ii) the determination of whether any revenue from contracts with customers is to be treated as revenue for purposes of GAAP shall be made without giving effect to any change in accounting for revenue from customers pursuant to GAAP, including, without limitation, resulting from the implementation of proposed changes to or by Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, by the Exposure Draft issued by the FASB and IASB on June 24, 2010 (and related updates and changes to the Exposure Draft) or any successor proposal.  Subject to the foregoing, if at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then the Lenders and Borrower shall negotiate in good faith to amend such financial covenant, requirement or applicable defined terms to preserve the original intent thereof in light of such change to GAAP, provided that, until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements so delivered as to which no such objection has been made.

(b)   Despite the adoption of any change in GAAP or in the consistent application thereof, the Borrowing Base shall continue to be calculated without giving effect to such change if the effect of such change would be to increase the amount of Availability derived from Eligible Accounts or any other Property of the types included in the definition of “Borrowing Base”; provided, that the Credit Parties shall not be required to deliver such adjustments and reconciliations and may apply such change in the calculation of the Borrowing Base and its related terms if (i) the change is disclosed to the Administrative Agent and (ii) Section 7.1(h), the definition of “Borrowing Base” and any terms used therein or bearing on the amount of Availability derived therefrom, as applicable, and any other section of this Agreement or any other Credit Document which is affected thereby is amended in a manner reasonably satisfactory to the Administrative Agent and Required Lenders to take into account the effects of the change.  Further, the Parent and its Subsidiaries will not materially change their policies, practices or standards regarding reserves except on the advice and with the consent of their independent public accountants and with advance notice to the Administrative Agent.

(c)   Notwithstanding anything contained herein to the contrary (other than subsection (a) of this Section 1.2 regarding changes to lease accounting rules, if any), determinations of the applicable pricing level under “Applicable Margin” and determinations of compliance with the financial covenants hereunder shall be made on a Pro Forma Basis, and all Indebtedness shall be carried at 100% of the outstanding amount thereof regardless whether GAAP may permit any such Indebtedness to be carried at some lesser amount under FASB ASC 825 and FASB ASC 470-20 or otherwise.

Section 1.3   Uniform Commercial Code.  Any term used in this Agreement or in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or in any other Credit Document shall have the meaning giving such term in the UCC, including “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Commodities Account,” “Consignment,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Payment Intangible.” “Proceeds,” “Securities Account,” and “Supporting Obligation.”

Section 1.4   Rules of Interpretation.

(a)   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document  (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision hereof or thereof, (iv) all references in any Credit Document to Articles, Sections, Exhibits, Appendices and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and property, real and personal, tangible and intangible, including cash, securities, accounts and contract rights, (vii) the terms lease and license shall include sub-lease and sub-license and (viii) the word “documented” means such documentation as may be customary, reasonable and appropriate in light of the circumstances.

(b)   All terms not specifically defined herein or by GAAP, which terms are defined in the UCC, shall have the meanings assigned to them in the UCC of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the UCC of such jurisdiction.

(c)   Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(d)   To the extent that any of the representations and warranties contained in Section 6 under this Agreement or in any of the other Credit Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 5.2(c) and the qualifier “in any material respect” contained in Section 9.1(d) shall not apply.

(e)   Whenever the phrase “to the knowledge of” or words of similar import relating to the knowledge of a Person are used herein or in any other Credit Document, such phrase shall mean and refer to the knowledge of the Authorized Officers of such Person.

(f)   This Agreement and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Credit Parties, and are the product of discussions and negotiations among all parties.  Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

(g)   Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be.  Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.

(h)   Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms thereof); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application or other issuer documents related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 2.   LOANS AND LETTERS OF CREDIT

Section 2.1   Revolving Loans and Term Loan.

(a)   Revolving Loans.  Subject to the terms and conditions set forth herein, during the Revolving Commitment Period, each Lender severally agrees to make its share of revolving loans (the “Revolving Loans”) to the Borrower in Dollars; provided that (i) the aggregate Outstanding Amount of Revolving Obligations shall not exceed the lesser of (A) THIRTY MILLION DOLLARS ($30,000,000)(the “Aggregate Revolving Commitments” or the “Aggregate Revolving Committed Amount”) and (B) the Borrowing Base, and (ii) each Lender’s share of Revolving Obligations shall not exceed the amount of its Revolving Commitment.  Revolving Loans may be repaid and reborrowed as provided herein, and may be comprised of Base Rate Loans, Adjusted LIBOR Rate Loans, or some combination thereof, as the Borrower may request.

(b)   Term Loan.  Subject to the terms and conditions set forth herein, during the Draw Down Period, each Lender severally agrees to make its share of a term loan (the “Term Loan”) in Dollars in an aggregate principal amount of TEN

MILLION DOLLARS ($10,000,000).  The Term Loan may be comprised of Base Rate Loans, Adjusted LIBOR Rate Loans, or some combination thereof, as the Borrower may request.  Amounts repaid on the Term Loan may not be reborrowed.

(c)   Mechanics for Revolving Loans and Term Loan.

(i)   Except pursuant to Section 2.2(b)(iii) and Section 2.3(d), all Revolving Loans shall be made in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount.  Term Loan advances shall be made in an aggregate minimum amount of $5,000,000.

(ii)   Whenever the Borrower shall desire a Loan advance, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than (x) 2:00 p.m. Eastern time at least three (3) Business Days in advance of the proposed Credit Date in the case of an Adjusted LIBOR Rate Loan and (y) 2:00 p.m. Eastern time at least one Business Day in advance of the proposed Credit Date in the case of a Loan that is a Base Rate Loan.  Except as otherwise provided herein, a Funding Notice for a Credit Extension consisting of Loans that are Adjusted LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii)   Notice of receipt of each Funding Notice in respect of each Revolving Loan or Term Loan, together with the amount of each Lender’s Revolving Commitment Percentage or Term Loan Commitment Percentage thereof, respectively, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by facsimile with reasonable promptness, but not later than 3:00 p.m. Eastern time on the same day as the Administrative Agent’s receipt of such notice from the Borrower.

(iv)   Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan or its Term Loan Commitment Percentage of the requested Term Loan available to the Administrative Agent not later than 11:00 a.m. Eastern time on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of each Credit Extension available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Administrative Agent in connection with the Credit Extension from the Lenders to be credited to the account of the Borrower at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Borrower.

(d)   Incremental Loan Facilities.  The Borrower may, on written notice to the Administrative Agent, establish additional credit facilities with Lenders or other lenders who shall become Lenders (collectively, the “Incremental Loan Facilities”) by increasing the Aggregate Revolving Committed Amount (the “Incremental Revolving Loan Facility”), increasing the amount of the Term Loan (the “Incremental Term Loan”) or establishing a new term loan or loans as provided herein; provided that, with respect to the establishment of any such Incremental Loan Facility:

(i)   any such increase shall be in a minimum amount of $5 million and integral multiples of $1 million in excess thereof (or such lesser amounts as the Administrative Agent shall have agreed), and the aggregate amount of all such increases during the term of this Agreement shall not exceed Thirty-Five Million Dollars ($35,000,000);

(ii)   (A) no Default or Event of Default shall exist immediately before or immediately after giving effect to such increase and (B) the establishment of the incremental commitments and the extension of credit thereunder are subject to satisfaction of the conditions to all Credit Extensions in Section 5.2;

(iii)   there shall have been delivered to the Administrative Agent a compliance certificate demonstrating compliance with the financial covenants in Sections 8.13 and 8.14 after giving effect to establishment of the Incremental Loan Facilities and the initial advances thereunder;

(iv)   any new lenders providing loans and commitments for the Incremental Facilities must be reasonably acceptable to the Administrative Agent and, in case of Revolving Commitments, to the Issuing Bank and the Swingline Lender, and must provide a Lender Joinder Agreement and such other agreements reasonably acceptable to the Administrative Agent;

(v)   the Administrative Agent shall have received all documents (including resolutions and opinions of counsel for the Credit Parties) it may request, in its reasonable discretion, relating to the corporate or other necessary authority for such increase and the validity of such increase and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(vi)   upfront and/or arrangement fees, if any, in respect of the new loans and commitments so established, shall have been paid; and

(vii)   to the extent necessary in the reasonable discretion of the Administrative Agent, amendments to each of the Collateral Documents, if any, and related documents or agreements shall have been made, in each case in a manner reasonably satisfactory to the Administrative Agent.

In connection with the establishment of any Incremental Loan Facility, (1) none of the Lenders or their affiliates shall have any obligation to provide commitments or loans for any Incremental Loan Facility without their prior written approval, (2) neither the Administrative Agent nor the Lead Arranger shall have any responsibility for arranging any such additional commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith and (3) Appendix A will be deemed to be revised to reflect the Lenders, Loans, Commitments and pro rata shares or percentages after giving effect to the establishment of such Incremental Loan Facility, and the Administrative Agent shall provide the Lenders and the Borrower with a revised Appendix A reflecting such changes.

In the case of an increase of the loans or commitments in respect of existing revolving credit or term loan facilities, (1) payments and adjustments will be made among the Lenders, as necessary and appropriate, to give effect to the revised commitment percentages therein, and (2) if LIBOR Loans are outstanding and the Incremental Loan Facility becomes effective other than on the final day of any Interest Period for outstanding Adjusted LIBOR Loans, the Borrower will make break-funding payments to the Lenders, as necessary and appropriate under Section 3.1(c), on a reallocation of commitments and establishment of revised commitment percentages.

Any Incremental Revolving Loan Facility established hereunder shall be part of the existing Revolving Loans and Revolving Commitment hereunder subject to the same terms and conditions as the existing Revolving Loans and Revolving Commitments without distinction from the Revolving Loans and Revolving Commitments existing prior to their establishment, except as may be expressly provided in connection therewith (such as any upfront fees, different interest rate or different later final maturity date); provided that the final maturity date therefor shall be no earlier than the Revolving Commitment Termination Date.

Any Incremental Term Loan Facility increasing the existing Term Loan shall be part of the existing Term Loan hereunder subject to the same terms and conditions as the existing Term Loan without distinction therefrom, except as may be expressly provided in connection therewith (such as any upfront fees, different interest rate or different later final maturity date); provided that (A) the final maturity date therefor shall be no earlier than the Term Loan Maturity Date, and (B) adjustments shall be made to the scheduled principal amortization payments, as appropriate, such that the Lenders providing the additional term loans and term loan commitments will receive such payments on the same basis as the Lenders for the existing Term Loan (and the lenders for the existing Term Loan will receive not less than they would have otherwise received).

For any Incremental Term Loan Facility pursuant to which a new term loan shall be established, (A) the new term loan being established will have a final maturity date that is at least six months beyond the Term Loan Maturity Date (or the final maturity date for another term loan established as an Incremental Loan Facility hereunder) and an average weighted life-to-maturity from the date of issuance not less than the remaining average weighted life-to-maturity for the existing Term Loan (or other term loan established as an Incremental Loan Facility hereunder) from such date, (B) pricing for the new term loans established hereunder may have pricing that is higher or lower than pricing applicable to the existing Term Loan (or other term loan established as an Incremental Loan Facility hereunder) and the all-in-yield of each such new term loan shall be as provided in the amendment and joinder agreements pursuant to which such new term loan is established (it being understood that the “all-in-yield” shall be determined after taking into account original issue discount (assuming a four year average life), fees (other than bona fide arrangement, underwriting, structuring or similar fees not generally shared with the applicable Lenders) and interest rate (including any applicable LIBOR floor)), provided that in the event that the all-in-yield for such new term loan is fifty basis points (0.50%) or more greater than the all-in-yield for the existing Term Loan (or other term loan previously established as an Incremental Loan Facility hereunder), then the all-in-yield for the existing Term Loan

(or other term loan previously established as an Incremental Loan Facility hereunder) will be increased such that after giving effect thereto the all-in-yield for the existing Term Loan (or other term loan established as an Incremental Loan Facility hereunder) is fifty basis points (0.50%) or less than the all-in-yield for the new term loan, and (C) the new term loan shall not have covenants or provisions more onerous or more restrictive than those for existing loans and commitments hereunder.

Section 2.2   Swingline Loans.

(a)   Swingline Loans Commitments.  Subject to the terms and conditions set forth herein, during the Revolving Commitment Period, the Swingline Lender may, in its sole discretion and in reliance on the agreements of the other Lenders set forth herein, make revolving loans (the “Swingline Loans”) to the Borrower in Dollars; provided that (i) the aggregate principal amount of Swingline Loans shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the “Swingline Sublimit”), (ii) the aggregate Outstanding Amount of Revolving Obligations shall not exceed the lesser of (A) the Aggregate Revolving Commitments and (B) the Borrowing Base, and (iii) each Lender’s share of Revolving Obligations shall not exceed the amount of its Revolving Commitment.  Swingline Loans may be repaid and reborrowed as provided herein, and shall be comprised solely of Base Rate Loans.

(b)   Borrowing Mechanics for Swingline Loans.

(i)   Whenever the Borrower desires that the Swingline Lender make a Swingline Loan, the Borrower shall deliver to the Administrative Agent a Funding Notice no later than 1:00 p.m. Eastern time on the proposed Credit Date.

(ii)   The Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent not later than 3:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swingline Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swingline Loans received by the Administrative Agent from the Swingline Lender to be credited to the account of the Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iii)   With respect to any Swingline Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.11, the Swingline Lender may at any time in its sole and absolute discretion, but not less than once a week, deliver to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests the Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swingline Loans and (2) on the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall no longer be due under the Swingline Note of the Swingline Lender but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to the Swingline Lender.  The Borrower hereby authorizes the Administrative Agent and the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are not sufficient to repay in full the Refunded Swingline Loans.  If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.

(iv)   If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(iii) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon.  Upon one Business Day’s notice from the Swingline Lender, each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender.  In the event any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this subsection, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(v)   Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to clause (iii) above and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding subsection shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set‑off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 5.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and (2) the Swingline Lender shall not be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 5.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders or (C) at a time when a Defaulting Lender exists unless the Swingline Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loan, including by cash collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Swingline Loans in a manner reasonably satisfactory to the Swingline Lender and the Administrative Agent.

Section 2.3   Issuances of Letters of Credit and Purchase of Participations Therein.

(a)   Letters of Credit.  Subject to the terms and conditions set forth herein, during the Revolving Commitment Period, the Issuing Bank agrees, in reliance on the agreements of the Lenders set forth herein, to issue and extend Letters of Credit in Dollars for the account of the Borrower; provided that (i) the Outstanding Amount of Letter of Credit Obligations shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the “Letter of Credit Sublimit”), (ii) the aggregate Outstanding Amount of Revolving Obligations shall not exceed the lesser of (A) the Aggregate Revolving Commitments and (B) the Borrowing Base, and (iii) each Lender’s share of Revolving Obligations shall not exceed the amount of its Revolving Commitment.  Letters of Credit shall (1) be denominated in Dollars, (2) be in a minimum stated amount of $50,000 (or such lesser amount as the Issuing Bank may agree in its reasonable discretion), (3) not be issued for a tenor of more than one year from the date of issuance, amendment or extension, (4) not have an expiration date extending beyond the date ten (10) days prior to the Revolving Commitment Termination Date (the “Letter of Credit Outside Expiration Date”).  The Issuing Bank may agree to issue “evergreen” standby Letters of Credit that are automatically extended for successive periods not more than one year in duration unless the Issuing Bank shall give notice of non-renewal or extension, provided that renewals and extensions shall be “Credit Extensions” hereunder subject to the provisions of Section 5.2 and shall not, in any event, extend beyond the Letter of Credit Outside Expiration Date.  The obligation of the Issuing Bank to issue, amend and extend Letters of Credit hereunder is made in reliance on the agreements of the other Lenders set forth herein and in the event that any Lender hereunder shall be a Defaulting Lender, the Issuing Bank shall not be obligated to issue or extend Letters of Credit unless and until arrangements shall have been made, reasonably satisfactory to it, eliminating or mitigating the Fronting Exposure of the Defaulting Lender, whether by way of requirement for Cash Collateral therefor or otherwise.  The Issuing

Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(b)   Notice of Issuance.  Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Administrative Agent an Issuance Notice not later than 12:00 noon at least three (3) Business Days or any such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance, amendment or extension.  Issuance, amendment or extension of Letters of Credit are subject to satisfaction or waiver of the conditions set forth in Section 5.2 and the Issuing Bank’s standard operating procedures (including, without limitation, delivery of executed copies of Issuer Documents, and other documents and information pertaining to the requested Letters of Credit, as the Issuing Bank may require).  The Issuing Bank will provide copies of and reports on Letters of Credit to the Administrative Agent promptly upon request. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e).

(c)   Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments.  In determining whether to honor drawings under Letters of Credit, the Issuing Bank shall be responsible only to examine the documents delivered under the respective Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by the beneficiaries thereof.  In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary to comply fully with any conditions required in order to draw under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or the proceeds thereof; (vii) the misapplication by a beneficiary of the proceeds from any drawing under a Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; and none of the foregoing shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents or certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Borrower or any other Credit Party.  Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

(d)   Reimbursement by the Borrower.  The Issuing Bank will promptly notify the Administrative Agent and the Borrower of any drawing under a Letter of Credit, and the Borrower shall promptly reimburse the Issuing Bank therefor on the same such day (the “Reimbursement Date”) in Dollars and same day funds in the amount of the drawing; provided that notwithstanding anything herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. on the date such drawing is honored of their intent to make reimbursement of the drawing other than with the proceeds of Revolving Loans hereunder, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent (and the Administrative Agent shall provide each Lender with notice in accordance with the procedure specified in Section 2.1(c)(iii)) requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount equal to the amount of the drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 5.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date, whether on account of an inability to satisfy the conditions to Credit Extensions under Section 5.2 or otherwise, or the amounts therefrom are insufficient to provide reimbursement in full, then the Borrower shall reimburse the Issuing Bank, immediately upon demand, in same day funds the amount of the drawing or unreimbursed portion thereof.  Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e)   Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.3(d), the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage.  Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 noon on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank.  In the event that any Lender fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate.  Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its primary address set forth below its name on Schedule 11.1 or at such other address as such Lender may request.

(f)   Obligations Absolute.  The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under Letters of Credit and to repay Revolving Loans made pursuant to subsection (d) hereof and the obligations of the Lenders under subsection (e) hereof shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set‑off, defense or other right that any of the Borrower or Lenders may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any of the Parent and its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any of the Parent and its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that a Default or Event of Default shall have occurred and be continuing.

(g)   Indemnification.  Without duplication of any obligation of the Borrower under Section 11.2, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable out‑of‑pocket fees, expenses and disbursements of counsel) which the Issuing Bank may incur or become subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of the wrongful dishonor of a proper demand for payment made under a Letter of Credit, or (ii) the failure to honor a drawing under a Letter of Credit as a result of any Governmental Act;  provided that such indemnity shall not be available to the extent that such claims, demands, liabilities, damages, losses, costs, charges and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Issuing Bank.

(h)   Applicability of ISP and UCP.  Unless otherwise expressly agreed, Letters of Credit may be issued subject to the rules of the ISP and the UCP, as applicable.

(i)   Letters of Credit Issued for Subsidiaries.  Letters of Credit may be issued or outstanding hereunder for Subsidiaries of the Borrower, provided that the Borrower shall be obligated to make reimbursement of any and all drawings thereunder as provided herein as if the Letter of Credit had been issued for their account hereunder.  The Borrower acknowledges that any such Letters of Credit so issued for its Subsidiaries shall inure to their benefit and their business derives substantial benefits from the business of such Subsidiaries.

(j)   Conflict with Issuer Documents.  In the event of a conflict between the terms of the Issuer Documents and the terms hereof, the terms hereof shall control.

Section 2.4   Pro Rata Shares; Availability of Funds.

(a)   Pro Rata Shares.  All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment or Term Loan Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans or the Term Loan, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)   Availability of Funds.

(i)   Funding by Lenders; Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)   Payments by Borrower; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Notices given by the Administrative Agent under this subsection (b) shall be conclusive absent manifest error.

Section 2.5   Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)   Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower and each of the other Credit Parties to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

(b)   Notes.  The Borrower shall execute and deliver to each Lender on the Closing Date, and to each Person who is a permitted assignee pursuant to Section 11.5, a Note or Notes to evidence such Person’s portion of the Revolving Loans, Swingline Loans and Term Loan, as applicable.

Section 2.6   Scheduled Principal Payments.

(a)   Revolving Loans.  The principal amount of Revolving Loans is due and payable in full on the Revolving Commitment Termination Date.

(b)   Swingline Loans.  The principal amount of the Swingline Loans is due and payable in full on the earliest to occur of (i) the date of demand by the Swingline Lender, (ii) the date seven days after any such Swingline Loan is made and (iii) the Revolving Commitment Termination Date.

(c)   Term Loan.  Following the expiration of the Draw Down Period, the outstanding principal amount of the Term Loan shall be repaid in installments on the date and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.11), unless accelerated pursuant to Section 9:

	Due Date	Percent		Due Date	Percent
1	October 31, 2015**	1.250%**	11	April 30, 2018	2.500%
2	January 31, 2016**	1.250%**	12	July 31, 2018	2.500%
3	April 30, 2016**	1.250%**	13	October 31, 2018	2.500%
4	July 31, 2016**	1.250%**	14	January 31, 2019	2.500%
5	October 31, 2016	1.875%	15	April 30, 2019	2.500%
6	January 31, 2017	1.875%	16	July 31, 2019	2.500%
7	April 30, 2017	1.875%	17	October 31, 2019	2.500%
8	July 31, 2017	1.875%	18	January 31, 2020	2.500%
9	October 31, 2017	2.500%	19	April 30, 2020	2.500%
10	January 31, 2018	2.500%	20	Term Loan Maturity Date	Balance

**   Assumes an advance has been made on the Term Loan and the Draw Down Period has expired as of such date.

Section 2.7   Interest on Loans.

(a)   Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)   in the case of Revolving Loans and the Term Loan:

(A)   if a Base Rate Loan (including a Base Rate Loan referencing the LIBOR Index Rate), at the Base Rate plus the Applicable Margin; or

(B)   if an Adjusted LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin; and

(ii)   in the case of Swingline Loans, at the Swingline Rate.

(b)   The basis for determining the rate of interest with respect to any Loan (except a Swingline Loan, which may only be made and maintained at the Swingline Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof), and the Interest Period with respect to any Adjusted LIBOR Rate Loan, shall be selected by the Borrower and notice given to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Loan is an Adjusted LIBOR Rate Loan, such Loan shall become a Base Rate Loan and (ii) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

(c)   In connection with Adjusted LIBOR Rate Loans, there shall be no more than five (5) Interest Periods outstanding at any time.  In the event the Borrower fails to specify between a Base Rate Loan or an Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (i) if outstanding as an Adjusted LIBOR Rate Loan, will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan, and (ii) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.  In the event the Borrower fails to specify an Interest Period for any Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date and each Index Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the LIBOR Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Adjusted LIBOR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)   All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a year of 360 days and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 or 366 day year).  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from an Adjusted LIBOR Rate Loan, the date of conversion of such Adjusted LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to an Adjusted LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such Adjusted LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)   If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This subsection shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any other provision of this Agreement.  The Borrower’s obligations under this subsection shall survive the termination of the Commitments and the repayment of all other Obligations.

(f)   Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan or Term Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(g)   The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount drawn but not reimbursed from the date thereof to but excluding the date of reimbursement at a per annum rate equal to (i) for a period of two days from the Reimbursement Date, the rate of interest that would otherwise be payable on Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate equal to the lesser of (x) 2%  in excess of the rate that would otherwise be payable on Revolving Loans that are Base Rate Loans, and (y) the Highest Lawful Rate.

(h)   Interest payable under subsection (g) shall be payable on demand or, if no demand is made, on the date reimbursement is made in full.  Promptly upon receipt by the Issuing Bank of any payment of interest under subsection (g) hereof, the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under subsection (e) hereof with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.8   Conversion/Continuation.

(a)   So long as no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, the Borrower shall have the option:

(i)   to convert at any time all or any part of any Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, an Adjusted LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Adjusted LIBOR Rate Loan unless the Borrower shall pay all Breakage Costs due under Section 3.1(c) in connection with any such conversion; or

(ii)   upon the expiration of any Interest Period applicable to any Adjusted LIBOR Rate Loan, to continue all or any portion of such Loan as an Adjusted LIBOR Rate Loan.

(b)   The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 10:00 a.m. at least three (3) Business Days in advance of the proposed Conversion/Continuation Date in the case of a conversion into an Adjusted LIBOR Rate Loan or a continuation thereof.  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, an Adjusted LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable.

Section 2.9   Default Rate of Interest.

(a)   If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable law.

(b)   If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable law.

(c)   During the continuance of an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable law.

(d)   During the continuance of an Event of Default other than an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrower shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable law.

(e)   Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f)   In the case of any Adjusted LIBOR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate of interest is effective, each such Adjusted LIBOR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.10   Fees.

(a)   Commitment Fee.  The Borrower shall pay a commitment fee (the “Commitment Fee”) to the Administrative Agent for the account of the Lenders:

(i)   in the case of the Revolving Commitments, during the Revolving Commitment Period,  to the Lenders with Revolving Commitments in accordance with their respective Revolving Commitment Percentages, in an amount equal to the Applicable Margin of the actual daily amount by which the Aggregate Revolving Commitments shall exceed the Outstanding Amount of Revolving Obligations, and

(ii)   in the case of the Term Loan Commitments, during the Draw Down Period,  to the Lenders with Term Loan Commitments in accordance with their respective Term Loan Commitment Percentages,  in an amount equal to the Applicable Margin of the actual daily amount by which the aggregate Term Loan Commitments shall exceed the Outstanding Amount of the Term Loan.

The Commitment Fee shall accrue at all times during the Revolving Commitment Period and Draw Down Period, respectively, including at any time during which one or more of the conditions in Section 5.2 are not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date and the last day of the Draw Down Period, respectively; provided that (1) no Commitment Fee shall accrue on any of the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Commitment Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Commitments.

(b)   Letter of Credit Fees.

(i)   Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender with Revolving Commitments in accordance with its Revolving Commitment Percentage a fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Margin per annum on the daily maximum amount available to be drawn thereunder, and (ii) for each standby Letter of Credit equal to the Applicable Margin per annum on the daily maximum amount available to be drawn thereunder.  For purposes of calculating the daily amount available to be drawn under Letters of Credit, the amount thereof shall be determined in accordance with Section 1.4(h).  The Letter of Credit Fee shall be computed and payable on a quarterly basis in arrears on the last Business Day of each March, June, September and December (and on the Revolving Commitment Termination Date), commencing with the first such date to occur after the issuance of any such Letters of Credit; provided that (1) no Letter of Credit Fee shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fee accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.  If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything contained herein to the contrary, after the occurrence and during the continuance of an Event of Default under Sections 9.1(f) and (g), the Letter of Credit Fee shall accrue at the Default Rate, and after the occurrence and during the continuance of any other Event of Default, the Letter of Credit Fee shall accrue at the Default Rate at the election of the Required Lenders on notice to the Borrower.

(ii)   Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank.  The Borrower shall pay directly to the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter (or if not specified therein, one-eighth of one percent (0.125%) per annum), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently‑ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4(h).  In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)   Other Fees.

(i)   The Borrower shall pay to the Lead Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)   The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.11   Prepayments/Commitment Reductions.

(a)   Voluntary Prepayments.

(i)   Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 3.1):

(A)   with respect to Base Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount;

(B)   with respect to Adjusted LIBOR Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 3.1(c)) in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount; and

(C)   with respect to Swingline Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in any amount;

(ii)   All such prepayments shall be made:

(A)   upon written or telephonic notice on the date of prepayment in the case of Base Rate Loans or Swingline Loans; and

(B)   upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Adjusted LIBOR Rate Loans;

in each case given to the Administrative Agent, or the Swingline Lender, as the case may be, by 2:00 p.m. Eastern time for notices given prior to the date of payment, and 11:00 a.m. Eastern time when on the date of payment and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for a Credit Extension by facsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b)   Voluntary Commitment Reductions.

(i)   The Borrower may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (a) the Revolving Commitments (ratably among the Lenders in accordance with their respective commitment percentage thereof); provided, (1) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, (2) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount of Revolving Obligations exceeds the Aggregate Revolving Commitments and (3) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit exceed the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, shall be automatically reduced by the amount of such excess or (b) the Term Loan Commitment (ratably among the Lenders in accordance with their respective commitment percentage thereof); provided, (1) any such partial reduction of the Term Loan Commitment shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount and (2) the Borrower shall not terminate or reduce the Term Loan Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount of Term Loan Obligations exceeds the Term Loan Commitment, as so reduced.

(ii)   The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitments of each Lender proportionately to its Revolving Commitment Percentage thereof.

(c)   Mandatory Prepayments.

(i)   Revolving Commitments.  If at any time (A) the Outstanding Amount of Revolving Obligations shall exceed the lesser of (1) the Aggregate Revolving Commitments or (2) the Borrowing Base, (B) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (B), Letter of Credit Obligations shall not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

(ii)   Asset Sales and Involuntary Dispositions.  Unless otherwise agreed by the Required Lenders, prepayment will be made on the Loan Obligations promptly, but in  any event within five Business Days following a determination that prepayment is required hereunder, in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Asset Sale or Involuntary Disposition by the Parent and its Subsidiaries, but only to the extent (A) commitments for the reinvestment of such proceeds shall not have been made within 90 days, and such proceeds shall not have been reinvested within 180 days, in each case, of the date of such Asset Sale or Involuntary Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $500,000 in any fiscal year.

(iii)   Debt Transactions.  Unless otherwise agreed by the Required Lenders, prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Debt Transactions on the Business Day following receipt thereof.

Section 2.12   Application of Prepayments.  Within each Loan, prepayments will be applied first to Base Rate Loans, then to Adjusted LIBOR Rate Loans in direct order of Interest Period maturities.  In addition:

(a)   Voluntary Prepayments.  Voluntary prepayments will be applied as specified by the Borrower; provided that the prepayments on the Term Loan will be applied pro rata to remaining principal installments thereunder.

(b)   Mandatory Prepayments.  Mandatory prepayments will be applied as follows:

(i)   Mandatory prepayments in respect of the Revolving Commitments under Section 2.11(c)(i) above shall be applied as follows: first, to the Swingline Loans and Revolving Loans until paid in full and, then, as cash collateral for obligations under Letters of Credit.

(ii)   Mandatory prepayments in respect of Asset Sales and Involuntary Dispositions under Section 2.11(c)(ii) above, and Debt Transactions under Section 2.11(c)(iii) shall be applied as follows:  first, to the Term Loan, until paid in full (with application pro rata to remaining scheduled principal payments), and then to the Revolving Obligations (without permanent reduction of the commitments in respect thereof).

(c)   Prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be held as provided in Section 2.16(a) hereof).

(d)   So long as no Event of Default shall exist immediately before or immediately after giving effect thereto, in connection with any mandatory prepayment required under Section 2.11(c) (other than under Section 2.11(c)(i) above), the Borrower shall have the right, in lieu of making such prepayment in full and in order to mitigate Breakage Costs, to make a deposit of some or all of the prepayment amount with the Administrative Agent in a cash collateral account maintained (pursuant to documentation  reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent.  Any amounts so deposited shall be held by the Administrative Agent as collateral for prepayment of Adjusted LIBOR Rate Loans and shall be applied thereto at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Borrower or, after the occurrence and during the continuance of an Event of Default, the Administrative Agent.

Section 2.13   General Provisions Regarding Payments.

(a)   All payments by the Borrower of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition.  The Administrative Agent shall, and the Borrower hereby authorizes the Administrative Agent to, debit the Designated Account (or any other deposit account of any of the Parent and its Subsidiaries held with the Administrative Agent or any of its Affiliates and designated by any of the Parent and its Subsidiaries for such purpose) in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses (to the extent such fees and expenses are in a stated amount or readily calculable amount pursuant to the terms of this Agreement or any other Credit Document) due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).

(b)   In the event that the Administrative Agent is unable to debit the Designated Account (or any other deposit account of any of the Parent and its Subsidiaries held with the Administrative Agent or any of its Affiliates) in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder or any other Credit Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 3:00 p.m. Eastern on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to its account maintained by the Administrative Agent (ABA No. 062005690) in Birmingham, Alabama (or at such other location or bank account as may be designated by the Administrative Agent from time to time); for purposes of computing interest and fees (but not for determining the timeliness of payment), funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.

(c)   All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d)   The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such

Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e)   Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any Adjusted LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f)   Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

(g)   The Administrative Agent may, but shall not be obligated to, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 3:00 p.m. Eastern to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non‑conforming.  Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a).  Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day).

Section 2.14   Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)   if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)   the provisions of this subsection shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (C) any amounts applied to the Letter of Credit Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from cash collateral provided in respect thereof, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of the Loan Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this subsection shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.15   Cash Collateral.  If at any time (i) any Letter of Credit Obligation shall for any reason remain outstanding beyond the Revolving Commitment Termination Date, (ii) the Borrower shall be required to provide Cash Collateral as provided in Section 9.2 or otherwise, or (iii) there shall be a Defaulting Lender, then the Borrower shall immediately, in the case of the foregoing clauses (i) and (ii), and otherwise within two Business Days after demand therefor by the Administrative Agent or the Issuing Bank, provide Cash Collateral in an amount not less than the Minimum Collateral Amount.

(a)   Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to, and subject to the control of, the Administrative Agent, for the benefit of the Administrative Agent, the Swingline Bank, the Issuing Bank and the Lenders, and agrees to maintain, a First Priority security interest in all such

Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied as provided in subsection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of Cash Collateral is less than the Minimum Collateral Amount, the Borrower will pay or provide to the Administrative Agent promptly upon demand additional Cash Collateral in the amount of the difference (after giving effect to any Cash Collateral provided by a Defaulting Lender).

(b)   Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15, Section 2.16, Section 9.2 or otherwise in respect of Letters of Credit shall be held and the obligations secured (including Letter of Credit Obligations and obligations of Defaulting Lenders) and applied to the satisfaction of the obligations secured, including to fund participations in respect of Letter of Credit Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)   Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee as may be provided hereunder), or (ii) the determination by the Administrative Agent, the Swingline Lender and/or the Issuing Bank, as appropriate, that there exists excess Cash Collateral; provided that, subject to Section 2.16 the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

Section 2.16   Defaulting Lenders.

(a)   Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)   Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(ii)   Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Swingline Lender or Issuing Bank, to be held as Cash Collateral for future funding obligations of the Defaulting Lender in Swingline Loans and Letter of Credit Obligations; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s funding obligations under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Letter of Credit Borrowing were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowing owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders on a pro rata basis in accordance with their respective Revolving Commitments without giving effect to this Section 2.16(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)   Certain Fees.

(A)   No Defaulting Lender shall be entitled to receive any Commitment Fee, any fees in respect of Letters of Credit (except as provided in clause (b) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)   Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)   With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)   Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Revolving Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)   Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)   Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Commitments (without giving effect to Section 2.16, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender;

and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)   New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.17   Removal or Replacement of  Lenders.  If (a) any Lender requests compensation under Section 3.2, (b) the Borrower or any other Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, (c) any Lender gives notice of an inability to fund Adjusted LIBOR Rate Loans under Section 3.1(b), (d) any Lender is a Defaulting Lender, or (e) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Credit Document that has been approved by Lenders with a majority of the loans and commitments hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.2 or Section 3.3) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)   the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.5(b)(iv);

(ii)   such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)   in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)   such assignment does not conflict with applicable law;

(v)   in the case of an assignment resulting from a Lender that is a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in Letter of Credit Obligations and Swingline Loans pursuant to this Section 2.17 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section, it will cooperate with the Borrower and the Administrative Agent to give effect to the provisions hereof, including execution and delivery of an Assignment and Assumption in connection therewith, but the replacement and removal provisions of this Section shall be effective regardless of whether an Assignment and Assumption shall have been given.

Section 3.   YIELD PROTECTION

Section 3.1   Making or Maintaining LIBOR Loans.

(a)   Inability to Determine Applicable Interest Rate.  In the event that the Administrative Agent or the Required Lenders shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date or any Index Rate Determination Date with respect to any LIBOR Loans, that (i) by reason of circumstances affecting the London or other applicable interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Loans on the basis provided for in the definition of Adjusted LIBOR Rate or LIBOR Index Rate, as applicable, or (ii) the Adjusted LIBOR Rate or the LIBOR Index Rate, as applicable, for any proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBOR Loan, the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (x) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (y) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower and such Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans (without reference to the LIBOR Index Rate component of the Base Rate).

Notwithstanding the foregoing, in the case of any request for a LIBOR Loan, or conversion or continuation thereof, after the Administrative Agent shall have made a determination that adequate and fair means do not exist for ascertaining the Adjusted LIBOR Rate or LIBOR Index Rate or that such rate do not adequately and fairly reflect the cost to the Lenders of funding such LIBOR Loan, as provided above, the Administrative Agent, in consultation with the Borrower and the Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Lenders, in which case such alternative rate of interest shall apply unless and until (A) the Administrative Agent gives notice of withdrawal of the notice under the foregoing paragraph, (B) the Required Lenders give notice that the alternative interest rate does not adequately and fairly reflect the cost to them of such loans, or (C) any Lender shall give notice that it has determined that it is unlawful, or that a Governmental Authority shall have asserted that it is unlawful, for it to make or maintain such loans determined by reference to the alternative rate of interest, or to determine or charge interest rates based upon such rate, or any Governmental Authority shall have imposed material restrictions on the authority of such Lender to do any for any of the foregoing.

(b)   Illegality or Impracticability of LIBOR Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to an Adjusted LIBOR Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan (without reference to the LIBOR Index Rate component of the Base Rate), (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans (without reference to the LIBOR Index Rate component of the Base Rate) on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to an Adjusted LIBOR Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 3.1(a), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 3.1(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.

(c)   Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re‑employment of such funds but excluding loss of anticipated profits, collectively, “Breakage Costs” ) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Adjusted LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 3.4(b); or (iii) if any prepayment of any of its Adjusted LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)   Booking of Adjusted LIBOR Rate Loans.  Any Lender may make, carry or transfer Adjusted LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)   Assumptions Concerning Funding of Adjusted LIBOR Rate Loans.  Calculation of all amounts payable to a Lender under this Section 3.1 and under Section 3.2 shall be made as though such Lender had actually funded each of its relevant Adjusted LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such Adjusted LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Adjusted LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.1 and under Section 3.2.

(f)   Certificates for Reimbursement.  A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in subsection (c) of this Section and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall make payment of amounts owing under this Section within ten (10) days of demand for payment thereof and delivery to the Borrower of the foregoing certificate in connection therewith.

Section 3.2   Increased Costs.

(a)   Increased Costs Generally.  If any Change in Law shall:

(i)   impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate or the LIBOR Index Rate) or Issuing Bank;

(ii)   subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)   impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or other Recipient of making, converting to, continuing or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)   Capital Requirements.  If any Lender, Issuing Bank or Swingline Lender (which for purposes hereof, may be referred to collectively as the “Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then upon request of such Lender from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)   Certificates for Reimbursement.  A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and the circumstances giving rise thereto shall be delivered to the Borrower contemporaneous with the request for additional compensation and shall be conclusive absent manifest error.  The Borrower shall make payment of amounts owing under this Section within ten (10) days of demand for payment thereof and delivery to the Borrower of the foregoing certificate in connection therewith.

(d)   Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three (3) months prior to the date that such Lender or Issuing Bank, as the case may be, shall have given notice to the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3   Taxes.

(a)   Defined Terms.  For purposes of this Section, the term “Lender” shall include the Issuing Bank, and the term “applicable law” shall include FATCA.

(b)   Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)   Payment of Other Taxes by the Borrower.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)   Indemnification by the Credit Parties.  The Credit Parties hereby jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)   Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section

11.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)   Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority as provided in this Section 3.3, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)   Status of Lenders.

(i)   Any Lender that is entitled to an exemption from, or reduction in the rate of, the imposition, deduction or withholding of Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without imposition, deduction or withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)   Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)   any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)   any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)   executed originals of IRS Form W-8ECI;

(III)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV)   to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;

(C)   any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)   if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)   Each Lender agrees that if any form or certification it previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)   Treatment of Certain Refunds.  Unless required by applicable law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, or have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or Issuing Bank, as the case may be.  If any indemnified party hereunder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.3), with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h), (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)   Survival.  Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of commitments hereunder and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

Section 3.4   Mitigation Obligations; Replacement of Lenders.

(a)   Designation of a Different Lending Office.  If any Lender (including for purposes of this Section, the Issuing Bank) requests compensation under Section 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, or if any Lender gives a notice pursuant to Section 3.1, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.2 or 3.3, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.1, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)   Replacement of Lenders.  If any Lender requests compensation under Section 3.2, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.4(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.2 or 3.3) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) as provided in Section 2.17.

Section 4.   GUARANTY

Section 4.1   The Guaranty.

(a)   Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)   Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Agreements, Treasury Management Agreements or other documents relating to the Obligations, (i) the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Section 4.2   Obligations Unconditional.  The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the defense of payment), it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Credit Party for amounts paid under this Section 4 until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)   at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c)   the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)   any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e)   any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand for payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Credit Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.3   Reinstatement.  Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations.  The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel) incurred by the Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 4.4   Certain Waivers.  Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require that action first be taken against the Borrower or any other Person (including any co‑guarantor) or pursuit of any other remedy or enforcement of any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrower hereunder, under the other Credit Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrower nor any of the other Credit Parties shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

Section 4.5   Remedies.  The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.2) for purposes of Section 4.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1.  The Guarantors acknowledge and agree that the Guaranteed Obligations are secured in accordance with the terms of the Collateral Documents and that the holders of the Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.6   Rights of Contribution.  The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

Section 4.7   Guaranty of Payment; Continuing Guaranty.  The guarantee in this Section 4 is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

Section 4.8   Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under the Guaranty and the Collateral Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 4, voidable under applicable Debtor Relief Laws, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.8 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full and the commitments relating thereto have expired or terminated, or, with respect to any Guarantor, if earlier, such Guarantor is released from its Guaranteed Obligations in accordance with Section 10.10(a).  Each Qualified ECP Guarantor intends that this Section 4.8 constitute, and this Section 4.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 5.   CONDITIONS PRECEDENT

Section 5.1   Conditions to Effectiveness.  This Agreement shall become effective upon satisfaction of the following conditions precedent in each case satisfactory to the Administrative Agent and the Lenders:

(a)   Executed Credit Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Credit Documents, in each case, in form and substance satisfactory to the Administrative Agent and the Lenders and duly executed by the appropriate parties thereto.

(b)   Organizational Documents.  Receipt by the Administrative Agent of the following:

(i)   Charter Documents.  Copies of articles of incorporation, certificate of organization or formation, or other like document for each of the Credit Parties certified as of a recent date by the appropriate Governmental Authority.

(ii)   Organizational Documents Certificate.  (A) Copies of bylaws, operating agreement, partnership agreement or like document, (B) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Credit Documents, and (C) incumbency certificates, for each of the Credit Parties, in each case certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.

(iii)   Good Standing Certificate.  Copies of certificates of good standing, existence or the like of a recent date for each of the Credit Parties from the appropriate Governmental Authority of its jurisdiction of formation or organization.

(iv)   Closing Certificate.  A certificate from an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, confirming, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and the other Credit Parties, if any, in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect and, all applicable waiting periods have expired, (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Credit Documents and the transactions contemplated herein and therein is ongoing, (C) since the date of the most-recent annual audited financial statements for the Parent, there has been no event or circumstance which would be reasonably expected to have a Material Adverse Effect either immediately before, or immediately after, giving effect to the CrossView Acquisition, (D) the most-recent annual audited financial statements were prepared in accordance with GAAP consistently applied, except as noted therein, and fairly presents the financial condition and results from operations of the Parent and its Subsidiaries, (E) the most recent company-prepared quarterly financial statements fairly present in all material respects the financial conditions and results from operations of the Parent and its Subsidiaries, and (F) the conditions set forth in Sections 5.1(f) and (g) and Sections 5.2(c) and (d) have been satisfied.

(v)   Solvency Certificate.  A certificate from the Financial Officer of the Parent in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders that the Parent and its Subsidiaries are and will be Solvent immediately before and immediately after giving effect to the Transactions contemplated hereby, including the initial loans and extensions of credit hereunder.

(c)   Opinions of Counsel.  Subject to Section 7.15(c), receipt by the Administrative Agent of opinions of counsel for each of the Credit Parties, in scope, form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, and including, among other things, due authorization, execution and delivery of the Credit Documents and the enforceability thereof.

(d)   Personal Property Collateral.  Receipt by the Collateral Agent of the following:

(i)   UCC Financing Statements.  Such UCC financing statements necessary or appropriate to perfect the security interests in the personal property collateral, as determined by the Collateral Agent and the Required Lenders in their reasonable discretion.

(ii)   Intellectual Property Filings.  Such patent, trademark and copyright notices, filings and recordations necessary or appropriate to perfect the security interests in intellectual property and intellectual property rights, as determined by the Collateral Agent and the Required Lenders in their reasonable discretion.

(iii)   Pledged Equity Interests.  Original certificates, if any, evidencing Equity Interests pledged as collateral, together with undated stock transfer powers executed in blank.

(iv)   Evidence of Insurance.  Copies of insurance policies or certificates of insurance for casualty, liability, business interruption and other insurance required by the Credit Documents, identifying the Collateral Agent as loss payee and/or mortgagee with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate.

(v)   Pledged Promissory Notes.  Original promissory notes evidencing intercompany loans or advances in excess of $50,000 owing by and between the Parent and its Subsidiaries, together with undated allonges executed in blank.

(vi)   Deposit Account Control Agreements.  Subject to Section 7.15(b) hereof, Deposit Account Control Agreements with respect to each of the Credit Parties’ Deposit Accounts, as may be reasonably required by the Administrative Agent and the Required Lenders.

(e)   Financial Statements.  Receipt by the Administrative Agent of pro forma and projected financial statements and information for the Parent and its Subsidiaries for the periods and in form and substance satisfactory to the Administrative Agent.

(f)   Executed Acquisition Documents.  Receipt by the Administrative Agent of executed counterparts of the CrossView Acquisition Agreement and the documents referenced therein, in each case, certified by an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and duly executed by the appropriate parties thereto.  Confirmation that (i) the CrossView Acquisition has been consummated, or will be consummated contemporaneously with the initial extension of credit hereunder, in accordance with the terms of the CrossView Acquisition Agreement, and (ii) all governmental, shareholder and third party consents and approvals necessary in connection with the CrossView Acquisition and the related financings and other transactions contemplated hereby have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Parent and its Subsidiaries other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable discretion of the Administrative Agent could have such effect.

(g)   Liquidity.  Upon giving effect to the initial funding of Loans and issuance of Letters of Credit and the payment by Borrower of all fees and expenses incurred in connection herewith, Liquidity shall be not less than $7.5 million.

(h)   Funding Notice; Funds Disbursement Instructions.  Receipt by the Administrative Agent of (i) a duly executed Funding Notice with respect to the Credit Extension to occur on the Closing Date and (ii) duly executed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date.

(i)   Termination of Existing Credit Agreement.  Receipt by the Administrative Agent of evidence that the Existing Credit Agreement concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement concurrently with the Closing Date are being released.  The Administrative Agent shall have received a payoff letter, in form and substance reasonably satisfactory to the Administrative Agent, regarding all indebtedness under Existing Credit Agreement which will be paid on the Closing Date with proceeds of Loans.

(j)   Fees and Expenses.  The Administrative Agent shall have confirmation that all reasonable out‑of‑pocket fees and expenses required to be paid on or before the Closing Date have been paid, including the reasonable out‑of‑pocket fees and expenses of counsel for the Administrative Agent.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.2   Conditions to Each Credit Extension.  The obligation of the Lenders to honor Notices for Credit Extensions hereunder are subject to satisfaction of each of the following conditions precedent, unless waived in accordance with the provisions hereof:

(a)   Receipt by the Administrative Agent of a Funding Notice, appropriately completed and signed by an Authorized Officer of the Borrower, together with any documentation or certifications required in connection therewith;

(b)   Receipt by the Administrative Agent of the most recent Borrowing Base Certificate that the Borrower was required to deliver in accordance with Section 7.1(h), appropriately completed and signed by an Authorized Officer of the Borrower, together with any documentation or certifications required in connection therewith;

(c)   The representations and warranties contained in Section 6 and in each of the other Credit Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the Credit Date, except:

(i)   for purposes hereof the representations and warranties regarding the monthly, quarterly and annual financial statements in Sections 6.4(a) and (b) shall be deemed to refer to the most recent monthly or quarterly company-prepared or annual audited financial statements, as applicable, furnished pursuant to the provisions of Sections 7.1(a) and (b) together with a Compliance Certificate relating thereto under Section 7.1(c); and

(ii)   where any such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date;

(d)   No Default or Event of Default shall exist immediately before or immediately after giving effect to the requested Credit Extension;

(e)   In the case of Revolving Obligations, immediately after giving effect to the requested Credit Extension, the Outstanding Amount of Revolving Obligations shall not exceed the lesser of (i) the Aggregate Revolving Committed Amount or (ii) the Borrowing Base; and

(f)   In the case of Term Loan advances, immediately after giving effect to the requested Credit Extension on an Pro Forma Basis (i) the Consolidated Leverage Ratio (which calculation shall include, for the avoidance of doubt, the cash portion of any Earn-out Obligations that are reasonably expected to be paid in the next twelve (12) months) will be not greater than 0.25:1.0 lower than (or, a quarter-turn inside) the maximum ratio then permitted under Section 8.14, and (ii) Liquidity will be not less than $7.5 million.

Each request for Credit Extension shall be deemed to be confirmation from the Borrower that the foregoing conditions in subsections (b), (c) and (d) of this Section 5.2 have been satisfied and are true and correct.

Section 6.   REPRESENTATIONS AND WARRANTIES.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make Credit Extensions hereunder, the Credit Parties hereby represent and warrant the following:

Section 6.1   Organization; Powers.  Each Credit Party (a) is duly organized, formed or incorporated, validly existing and in good standing or subsisting under the laws of the jurisdiction of its organization, formation or incorporation; (b) has all requisite power and authority to execute, deliver and perform its obligations under the Credit Documents to which it is a party and to own its assets and carry on its business as now conducted, and (c) is qualified to do business in, and is in good standing in each jurisdiction where such qualification is required, except, in the case of this clause (c), where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.2   Authorization; Enforceability.   The Transactions to be entered into by each of the Credit Parties are within such Credit Party’s organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational power, as applicable, and all necessary shareholder, member and other organizational action, on the part of such party.  The execution, delivery and performance of each of this Agreement and each of the other Credit Documents have been duly authorized by all necessary corporate, limited liability company or other organizational power, as applicable, and all necessary shareholder, member and other organizational action, on the part of each such Credit Party that is a party thereto.  This Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and constitutes the legal, valid and binding obligation of such Person, enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 6.3   Governmental Approvals; No Conflicts.   The Transactions (a) do not and will not require any further consent, approval, exemption or authorization of, registration or filing with, or notice to, or any other action by, any Governmental Authority or any other Person, except (i) such as have been obtained or made and are in full force and effect and (ii) filings and regulations necessary to perfect Liens created under the Collateral Documents, (b) do not and will not violate any applicable Legal Requirements in any material respect, (c) after giving effect to the consents described in clause (i) of Section 6.3(a) above, do not and will not violate or result in a default under any indenture, agreement, contract or other instrument (other than any Credit Document) binding upon any of the Parent and its Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by any of the Parent and its Subsidiaries, and (d) do not and will not result in the creation or imposition of any Lien on any asset of any of the Parent and its Subsidiaries, except Liens created by the Collateral Documents or Permitted Liens.

Section 6.4   Financial Condition; No Material Adverse Change.

(a)   The Borrower has heretofore furnished to the Administrative Agent and the Lenders audited consolidated financial statements for the Consolidated Group, with a balance sheet and related consolidated statements of income or operations, shareholders’ or owners’ equity and cash flows, for the fiscal years ending December 31, 2012, December 31, 2013 and December 31, 2014, including notes thereto, which were prepared in accordance with GAAP consistently applied and fairly present in all material respects the financial position, results from operations and cash flows as of the dates and for the periods shown.

(b)   The Borrower has heretofore furnished to the Administrative Agent and the Lenders unaudited company-prepared consolidated financial statements for the Consolidated Group, with a balance sheet and related consolidated statements of income or operations, shareholders’ or owners’ equity and cash flows, for the period ending March 31, 2015 which were prepared in accordance with GAAP consistently applied, except as noted, and fairly present in all material respects the financial position, results from operations and cash flows as of the dates and for the periods shown, subject only to the absence of footnotes and normal year-end audit adjustments.

(c)   The Borrower has hereto furnished to the Administrative Agent and the Lenders financial projections (the “Projections”) for the Consolidated Group, after giving effect to the Transactions on a Pro Forma Basis, on a consolidated basis with a balance sheet and related consolidated statements of income or operations, for the fiscal years 2015 and 2016.  The Projections were prepared in good faith based on assumptions believed by the Borrower to be reasonable, but performance is not certain and actual results are likely to be different.  Further, statements contained in the Projections which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and are subject to risks and contingencies.  Such forward-looking statements are based on the current beliefs of the management of the Borrower as well as assumptions made by and information currently available to the Borrower.  Such statements reflect the current view of the Borrower’s management with respect to future events, the outcome of which is inherently susceptible to risks and uncertainties (some of which may be beyond the Borrower’s control) which could cause actual results to differ materially from those currently anticipated.

(d)   Since December 31, 2014, there has been no development, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

Section 6.5   Taxes.  The Parent and its Subsidiaries have filed or caused to be filed all federal, state and other material tax returns required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.   The Parent and its Subsidiaries have not received any notice of proposed tax assessment against them that would reasonably be expected to have a Material Adverse Effect.

Section 6.6   Properties.

(a)   The Parent and its Subsidiaries have good and sufficient title to, or interest in, all real (including leasehold interests) and personal property material to their business, in each case, free and clear of Liens other than Permitted Liens.

(b)   The Parent and its Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, patents, franchises, licenses and other intellectual property reasonably necessary for the operation of their business as conducted, and the use thereof does not infringe upon or misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person, except to the extent that such infringement, misappropriation, dilution or violation would not reasonably be expected to have a Material Adverse Effect.

(c)   Set out in Schedule 6.6 is a true and correct list of all real property owned, leased or used as of the Closing Date by the Parent and its Subsidiaries in the conduct of their business.

Section 6.7   Litigation and Environmental Matters.

(a)   There are no actions, suits or proceedings by or before any Governmental Authority pending against or, to the knowledge of any of the Parent and its Subsidiaries, threatened in writing against or affecting any of the Parent and its Subsidiaries or any of their respective properties or revenues (i) that, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that purport to affect or involve any of the Credit Documents or any of the Transactions.

(b)   None of the Borrower or its Subsidiaries (i) has failed to comply in any material respect with any Environmental Law or has failed to obtain, maintain or comply with any Environmental Permits, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any Environmental Liability, or (iv) knows of any basis for any Environmental Liability, including as a result of the consummation of the Transactions, except in each case with respect to the foregoing clauses (i)-(iv), where such failure or liability, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)   The Parent and its Subsidiaries have made available to the Administrative Agent and the Lenders all material records and files in their possession, custody or control, or otherwise reasonably available to them, concerning compliance with or liability or obligation under Environmental Law.

Section 6.8   Compliance with Laws and Agreements.

(a)   Each of the Parent and its Subsidiaries is in compliance with (i) all applicable Legal Requirements, (ii) all indentures, agreements, contracts and other instruments evidencing Indebtedness or otherwise binding upon it or its properties or assets, and (iii) all Material Contracts, except, in each case (i) through (iii), where the failure to be in such compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)   No Default or Event of Default has occurred and is continuing

Section 6.9   Information about the Parent and its Subsidiaries.

(a)   Set forth on Schedule 6.9 for each of the Parent and its Subsidiaries is the correct legal name, the jurisdiction of organization, formation or incorporation, address of its chief executive office and U.S. taxpayer identification number (or foreign equivalent).  There has been no change in name of any of the Parent and its Subsidiaries in the past five years, except as noted on Schedule 6.9.

(b)   Set forth on Schedule 6.9 for each of the Parent and its Subsidiaries whose Equity Interests that are pledged as Collateral to secure the loans and obligations hereunder, is information on the Equity Interests therein, including identification of ownership and interest (common stock, preferred stock, membership interest, general partnership interest, etc.), number of shares or units and percentage interest, and including information on options, warrants, buy-sell agreements, shareholder agreements, voting trusts and other similar arrangements.  The foregoing Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable, are owned free and clear of all Liens (other than Liens arising under the Credit Documents) and, except as identified in Schedule 6.9, there are no options, warrants, rights of any nature pursuant to which any Person may acquire such Equity Interests, and such Equity Interests are not subject to any buy-sell or shareholder agreement, voting trust or similar arrangement, and there are not any other rights or interests in respect of which any Person has the right of purchase of or exchange or conversion into such Equity Interests.

(c)   Schedule 6.9 includes an organizational chart describing the corporate organization and ownership structure.

(d)   Schedule 6.9 may be updated by the Borrower, from time to time, to reflect changes.

Section 6.10   Governmental Regulation.

(a)   None of the Borrower or its Subsidiaries is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

(b)   None of the Borrower or its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended.  None of the Borrower or its Subsidiaries is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act.  None of the Borrower or its Subsidiaries (x) is a blocked person described in Section 1 of the Anti-Terrorism Order or (y) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c)   None of the Borrower or its Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(d)   None of the Borrower or its Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than ten percent (10%) of its assets located in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used by Borrower or its Subsidiaries or their respective Affiliates to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(e)   Each of the Parent and its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  None of the Borrower or its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

(f)   To the extent applicable, the Parent and its Subsidiaries are in compliance, in all material respects, with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (as amended from time to time, the “Patriot Act”).

(g)   None of the Borrower or its Subsidiaries is principally engaged in, or has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying Margin Stock.  Credit Extensions will not be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock, or for any purpose that would violate, or be inconsistent with, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.  In addition, after giving effect to the application of proceeds from extensions of credit hereunder, not more than 25% of the total assets of the Parent and its Subsidiaries will be margin stock.

Section 6.11   Labor Matters.

(a)   As to the Parent and its Subsidiaries: (i) no strikes, lockouts or slowdowns are pending or, to the knowledge of any Credit Party, threatened, (ii) no unfair labor practice or complaint is pending or, to the knowledge of any Credit Party, threatened before the National Labor Relations Board, (iii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the knowledge of any Credit Party, threatened, (iv) no labor dispute is pending or, to the knowledge of any Credit Party, threatened in writing, (v) no union representation question exists with respect to their employees, (vi) no union organizing activity is taking place with respect to the employees, except as would not reasonably be expected to have a Material Adverse Effect.

(b)   All payments due from, or for which any claim may be made against, any of the Parent and its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued as a liability on the books and records of the Parent and its Subsidiaries.

(c)   The Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent and its Subsidiaries are or may be bound.

Section 6.12   ERISA.  Each Employee Benefit Plan sponsored by any of the Parent and its Subsidiaries has been maintained and operated in all material respects in accordance with its terms and applicable Legal Requirements, including ERISA and the

Internal Revenue Code, except for any failure to maintain or operate that would not reasonably be expected to result in a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, when taken with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a material liability for any of the Parent and its Subsidiaries or ERISA Affiliates.  The Parent and its Subsidiaries and ERISA Affiliates have received favorable determination letters or opinion letters for each of their Pension Plans which are intended to qualify under Section 401(a) of the Internal Revenue Code, and to their knowledge, there has been no change or development that, to the knowledge of any Credit Party, would cause or result in a loss of qualified status.  None of the Borrower nor its Subsidiaries or ERISA Affiliates has any liability to the PBGC (other than for required premium payments), the Internal Revenue Service, any Pension Plan (other than routine claims and required funding obligations in the Ordinary Course of Business), except as would not reasonably be expected to have a Material Adverse Effect.  None of the Borrower nor its Subsidiaries or ERISA Affiliates has any material liability with respect to post-retirement medical or life insurance benefits (whether not vested).

Section 6.13   Disclosure.  The Parent and its Subsidiaries have disclosed to the Administrative Agent and the Lenders, and made available for review by the Lead Arranger, all contracts and organizational or other restrictions (if any) to which any of the Parent and its Subsidiaries is or may be subject, and all other matters known to any of them, that if terminated, revoked, defaulted on, accelerated, breached, violated or if it expired, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  No reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or its Subsidiaries to the Administrative Agent, the Collateral Agent, the Lead Arranger or any Lender in connection with the Transactions or the negotiation of this Agreement or any other Credit Document or delivered hereunder or thereunder (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect.

Section 6.14   Insurance.   The Parent and its Subsidiaries carry and maintain insurance for themselves and their properties, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, with responsible and financially sound insurance companies that are not Affiliates, covering such risks, in such amounts and with such deductibles as is reasonably sufficient for, and as customarily carried by, Persons of similar size in the same or similar business.  A summary of insurance coverage in effect as of the Closing Date is provided in Schedule 6.14, with information on carrier, policy number, coverage period, type, amount, deductibles and other relevant information

Section 6.15   Solvency.   In the case of the initial Credit Extension, immediately after giving effect to the Transactions and the Credit Extensions on the Closing Date, the Parent and its Subsidiaries are and will be Solvent, and thereafter, in the case of each Credit Extension, immediately before and immediately after giving effect thereto, the Parent and its Subsidiaries are and will be Solvent.

Section 6.16   Security Agreement.  The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when UCC financing statements (or other appropriate notices) in appropriate form are duly filed at the locations identified in the Security Agreement, the Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in which a security interest may be perfected by the filing of a UCC financing statement in each case prior and superior in right to any other Lien (other than Permitted Liens).

Section 6.17   Pledge Agreement.  The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and the Pledge Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor.

Section 6.18   Mortgages.  [Intentionally omitted]

Section 6.19   Collateral.  Schedule 6.19 sets forth, for each of the Parent and its Subsidiaries as of the Closing Date, (a) the address of such Person’s chief executive office and other locations where Collateral is located or books and records are kept; (b) such Person’s tax identification number and, if applicable and available, organizational identification number; and (c) any fictitious name or trade name used by such Person during the past five years preceding the Closing Date.  No Collateral is attached or affixed to any real estate so as to be classified as a fixture unless the Collateral Agent has otherwise agreed in writing.

Section 6.20   Accounts.  In determining which Accounts are Eligible Accounts, the Administrative Agent may rely on all statements and representations made by the Borrower with respect thereto.  The Borrower represents and warrants that, with respect to each Account (and, to the extent applicable, the Account Debtor related thereto) at the time it is included as an Eligible Account in a Borrowing Base Certificate, that such Account (or the portion thereof included in the most recent Borrowing Base Certificate) satisfies all of the requirements of an Eligible Account set forth in the definition of “Eligible Account”.

Section 6.21   Material Contracts, etc.  The Parent and its Subsidiaries have furnished to the Administrative Agent or made available to the Administrative Agent for review a true, correct and complete copy of each Material Contract.  The Parent and its Subsidiaries are in compliance with the terms and provisions of each Material Contract and no event has occurred and is continuing which constitutes a breach of any party’s obligations, or a default, under the terms and conditions of any Material Contract, except where such failure to be in compliance or other event, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Schedule 6.21 contains a true, complete and correct list of each Material Contract that is in effect as of the Closing Date.

Section 7.   AFFIRMATIVE COVENANTS.

Until all of the loans and extensions of credit hereunder have been paid in full, and the commitments relating thereto shall have expired or been terminated:

Section 7.1   Financial Statements, Borrowing Base Certificate and Other Information.  The Borrower will deliver, or cause to be delivered, to the Administrative Agent and the Lenders:

(a)   beginning with the fiscal year ending December 31, 2015, within ninety (90) days after the end of each fiscal year, audited consolidated financial statements for the Consolidated Group, including a consolidated balance sheet and related consolidated statements of income or operations, shareholders’ or owners’ equity and cash flows, for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, from an independent public accounting firm of recognized national or regional standing reasonably satisfactory to the Administrative Agent (without a “going concern” qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the applicable entities in accordance with GAAP consistently applied;

(b)   beginning with the fiscal quarter ended June 30, 2015, within forty-five (45) days after the end of each fiscal quarter, company-prepared consolidated financial statements for the Consolidated Group, including a consolidated balance sheet as of end of such quarter and as of the end of the prior fiscal year, and related consolidated statements of income for the quarterly period and the year-to-date period then ending, and statements of operations and cash flows for the year-to-date period then ending, setting forth in each case in comparative form the figures for the same such periods for the prior fiscal year, accompanied by a Financial Officer Certification, as presenting fairly in all material respects the financial condition and results of operations in accordance with GAAP consistently applied, subject to normal recurring year-end audit adjustments in accordance with GAAP;

(c)   commencing with the fiscal quarter ending June 30, 2015, concurrently with any delivery of the annual audited financial statements under Section 7.1(a), the quarterly company-prepared financial statements under Section 7.1(b) (other than the quarterly company-prepared financial statements for the last fiscal quarter in each fiscal year), a Financial Officer Certification (i) certifying as to whether, to the best knowledge of such Financial Officer, an Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants in

Sections 8.13 and 8.14, (iii) including management discussion and analysis describing performance for the applicable period, in form and substance reasonably satisfactory to the Administrative Agent and (iv) if a change in GAAP or in the application thereof has occurred since the date of the audited financial statements provided pursuant to Section 6.4, specifying in reasonable detail (together with supporting calculations, as applicable) the effect of such change on the financial statements accompanying such certificate.  A form of Compliance Certificate is attached as Exhibit 7.1(c);

(d)   [Intentionally omitted];

(e)   not later than sixty (60) days after the end of each fiscal year, a budget for the Consolidated Group for the then current fiscal year (including a projected balance sheets and related statements of projected operations as of the end of and for such fiscal year and setting forth such assumptions used for purposes of preparing such budget);

(f)   promptly following any request therefor, such other information regarding the operations and financial condition of any Credit Party, or compliance by any Credit Party with the terms of any Credit Document, as the Administrative Agent or any Lender may request in their reasonable discretion;

(g)   concurrently with any delivery of financial statements under Section 7.1(a) (or, if earlier, the date on which such financial statements are required to be delivered under Section 7.1(a)), a Financial Officer Certification, certifying, and setting forth reasonably detailed calculations (i) demonstrating compliance with the financial covenants in Sections 8.13 and 8.14 as of the end of the fiscal year and (ii) the amount of all Asset Sales, Involuntary Dispositions and Debt Transactions that were made during the prior fiscal year;

(h)   concurrently with the delivery of financial statements under Section 7.1(a) or Section 7.1(b) (or, at the Borrower’s election from time to time, within fifteen (15) days after the end of any calendar month), a fully completed and executed Borrowing Base Certificate to the Administrative Agent, prepared as of the date of such financial statements (each, a “Borrowing Base Certificate”).  The Borrower shall attach the following to each Borrowing Base Certificate, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and certified by a Financial Officer of the Borrower to be complete and accurate and in compliance with the terms of this Agreement and the other Credit Documents:

(i)   a detailed report on Accounts as of the last Business Day of the applicable reporting period, including an aging report, in form, substance and detail reasonably satisfactory to the Administrative Agent, with break-down and detail regarding eligibility (collectively, the “Accounts Receivable Report”); provided, that, the Borrower shall deliver to the Administrative Agent, concurrently with the delivery of financial statements under Section 7.1(a) or Section 7.1(b), the Accounts Receivable Report whether or not the Borrower is then required to deliver a Borrowing Base Certificate.  The Administrative Agent, in its reasonable discretion, may request additional information, including information on (A) the amount, age, invoice date and due date of each Account on an original invoice date aging basis and, if due date aging is used in the calculation of ineligible Accounts, on a due date aging basis and showing all discounts, allowances, credits, authorized returns and disputes, (B) the name and mailing address of each Account Debtor, (C) copies of all or a portion of the documents underlying or relating to the Accounts, and (D) such other information as the Administrative Agent may reasonably request; and

(ii)   such other reports and information as the Administrative Agent may reasonably request from time to time, in each case, in form, substance and detail reasonably satisfactory to the Administrative Agent.

(i)   Information Regarding Collateral.

(i)   The Borrower will provide, or cause to be provided, to the Administrative Agent prior written notice of any change in any Credit Party’s (A) corporate name, (B)  identity or corporate structure, or (C) Federal Taxpayer Identification Number.  Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or substantially contemporaneously with such change, will be made) and/or other actions have been taken (or substantially contemporaneously with such change, will be taken) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest of the same or better priority in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest of the same or better priority as contemplated in the Collateral Documents, provided that if such Credit Party provides prior written notice to the Collateral Agent of any such change, and the continuation of perfection and validity of the Collateral Agent’s security interest can be maintained by the filing by the Collateral Agent of UCC financing statements or amendments thereto without such Credit Party’s signature or written authorization, such Credit Party shall have complied with this clause (i) by giving such prior notice to the Collateral Agent.  The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(ii)   The Borrower will exercise commercially reasonable efforts to obtain and deliver, or cause to be obtained and delivered, to the Administrative Agent such Third Party Agreements as the Administrative Agent, in its reasonable discretion, may request from time to time (with it being agreed that the success or failure for whatever reason to obtain any such Third Party Agreements shall not in any way limit the Administrative Agent’s right to institute Reserves or deem any corresponding Collateral to be ineligible, in each case, subject to the terms of this Agreement).

(iii)   If any Collateral with a value in excess of $50,000 is in the possession of a Third Party, at the Administrative Agent’s request, exercise commercially reasonable efforts to obtain an acknowledgment that such Third Party holds the Collateral for the benefit of the Administrative Agent (with it being agreed that the success or failure for whatever reason to obtain any such agreement shall not in any way limit the Administrative Agent’s right to institute Reserves or deem any corresponding Collateral to be ineligible, in each case, subject to the terms of this Agreement).

Section 7.2   Notices of Material Events.  The Borrower will provide, or cause to be provided, to the Administrative Agent prompt written notice upon, and in any event within four Business Days following, any of the Parent and its Subsidiaries having knowledge of:

(a)   the occurrence of any Default or any Event of Default;

(b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any of the Parent and its Subsidiaries that, if adversely determined after the application of reserves established in accordance with GAAP or insurance proceeds reasonably expected in connection therewith, would reasonably be expected to result in a Material Adverse Effect;

(c)   receipt of notice from the Securities and Exchange Commission (or similar or comparable body) concerning the investigation or possible investigation regarding financial performance or results from operations of the Parent and its Subsidiaries;

(d)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a liability any of the Parent and its Subsidiaries or ERISA Affiliates in an aggregate amount exceeding $1,000,000;

(e)   any material casualty or other damage to any material portion of the Collateral (it being acknowledged and agreed that any such casualty or damage with respect to which the cost of repair, replacement or restoration exceeds or is reasonably expected to exceed $1,000,000 shall be deemed material for the purposes hereof) or the commencement of any action or proceeding for the taking of any portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

(f)   any material amendment or termination of any Material Contract to which any of the Parent and its Subsidiaries is a party or any breach of, or noncompliance by any of the Parent and its Subsidiaries with, its obligations thereunder, in each case that results in, or would reasonably be expected to result in, a Material Adverse Effect, or any receipt of any written notification with respect to any alleged breach of, or noncompliance by any of the Parent and its Subsidiaries with, its obligations under any agreement that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(g)   any other event, condition, development or circumstance that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(h)   any amendment or modification of, or supplement to, any Organizational Document, together with true and complete copies thereof; and

(i)   each notice delivered under this Section 7.2 shall be accompanied by a Financial Officer Certification setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Documents required to be delivered pursuant to Sections 7.1(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by facsimile transmission or other electronic mail transmission) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak or another similar Platform (as referenced and defined in Section 11.1(d)) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.15); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and any Affiliate thereof and the Lead Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC”.

Section 7.3   Existence; Conduct of Business.    The Parent and its Subsidiaries will do or cause to be done all things necessary to preserve, renew and keep in full force and effect their legal existence and the rights, licenses, permits and privileges to the conduct of its business (except as otherwise expressly permitted under Section 8.4 and Section 8.5).

Section 7.4   Payment of Taxes and Claims.

(a)   The Parent and its Subsidiaries will pay (i) all federal, state and local taxes on them or their property or their franchises, income or business activities or in respect thereof, and (ii) all statutory charges (including claims for labor, services, materials and supplies) in respect of which may give rise to Liens on their property, in each case, before penalties and fines shall imposed thereon, except where and to the extent that (1) the validity or amount thereof is being contested in good faith by appropriate proceedings timely instituted and diligently conducted, (2) adequate reserves have been set aside in respect thereof in accordance with GAAP, and (3) the failure to make any such payment would not reasonably be expected to have a Material Adverse Effect.

(b)   The Parent and its Subsidiaries will timely file all federal, state and local tax returns, which are required to be filed by them.  The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax returns with any other Person (other than the Parent and its Subsidiaries).

Section 7.5   Maintenance of Properties.   The Parent and its Subsidiaries will keep and maintain all property material to the conduct of its business in good working order and condition in all material respects its intended use, ordinary wear and tear and obsolescence excepted.

Section 7.6   Insurance.   The Parent and its Subsidiaries will at all times maintain in full force and effect insurance with reputable and financially sound insurance companies that are not Affiliates in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice for business of its size and location. The Parent and its Subsidiaries will furnish on the Closing Date and annually thereafter to the Administrative Agent certificates of insurance carried and endorsements or other evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee to the extent appropriate.  Without limiting the generality of the foregoing, (a) flood insurance will be maintained for each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, and (b) fire and casualty insurance will be maintained for replacement value, (c) fire and casualty insurance will include a loss payable clause or endorsement reasonably satisfactory to the Collateral Agent naming the Collateral Agent as loss payee and providing for at least thirty (30) days’ prior written notice to the Collateral Agent on modification or cancellation thereof.

Section 7.7   Books and Records; Rights of Inspection; Lenders Meeting.

(a)   The Parent and its Subsidiaries will keep proper books of record and account in which full, true and correct entries in all material respects shall be made of all dealings and transactions relating to their business and activities in conformity with GAAP.

(b)   The Parent and its Subsidiaries will permit the Administrative Agent, the Collateral Agent and the Lenders, and their representatives to (i) visit and inspect their properties, (ii) to examine and make extracts from their books and records, (iii) to conduct field audits, and (iv) to discuss their affairs, finances and condition with their officers, directors and independent accountants (items (i) through (iv), the “Inspections”) at reasonable times mutually satisfactory to the Administrative Agent and the Borrower; provided, however, that the Administrative Agent may request and arrange the Inspections, in its reasonable discretion, and the Collateral Agent and the Lenders and their representatives shall be entitled to participate in the Inspections on a concurrent basis with the Administrative Agent.  So long as no Event of Default shall then exist, each Inspection shall be on reasonable advance notice to the Parent and its Subsidiaries.  The reasonable out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent for the Inspections shall be at the Borrower’s expense payable promptly on demand accompanied by a reasonably detailed invoice therefor.  Notwithstanding the foregoing, the Administrative Agent (A) shall limit the Inspections to one (1) time per calendar year in the absence of an Event of Default and (B) shall consult with the Borrower in advance of selecting any particular third party consultant to perform an Inspection.

(c)   The Borrower, and members of management and representatives, as appropriate, will, upon reasonable request, attend and participate in annual meetings with the Administrative Agent and the Lenders.

Section 7.8   Compliance with Laws.

(a)   The Parent and its Subsidiaries will comply with all Legal Requirements (including ERISA) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the preceding sentence, the Parent and its Subsidiaries will (i) comply in all material respects with all Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (ii) obtain and maintain in full force and effect all material Environmental Permits, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (iii) prevent, address and promptly resolve any material Environmental Liabilities, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (iv) do or cause to be done all things necessary to prevent any Release in, on, under, to or from any property or facility owned, leased or operated by any of the Parent and its Subsidiaries, except in full compliance with applicable Environmental Laws or an Environmental Permit, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (v) ensure that there shall be no Hazardous Materials in, on or under any property or facility owned, leased or operated by any of the Parent and its Subsidiaries, except those that are used, stored, handled and managed in compliance in all material respects with applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)   The Parent and its Subsidiaries will promptly undertake all actions, including response actions, reasonably necessary, at the sole cost and expense of the Borrower, (i) to address any Release of Hazardous Materials at, from or onto any property or facility owned, leased or operated by any of the Parent and its Subsidiaries as required pursuant to Environmental Law or the requirements of any Governmental Authority, (ii) to address any environmental conditions relating to any of the Parent and its Subsidiaries, the Borrower’s or any of its Subsidiaries’ business or any property or facility owned, leased or operated by any of the Parent and its Subsidiaries pursuant to any reasonable written request of the Administrative Agent and share with the Administrative Agent all data, information and reports generated or prepared in connection therewith, and (iii) to keep each property or facility owned, leased or operated by any of the Parent and its Subsidiaries free and clear of all Liens and other encumbrances arising pursuant to any Environmental Law, whether due to any act or omission of any of the Parent and its Subsidiaries or any other Person, in each case with respect to the foregoing clauses (i) – (iii), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 7.9   Use of Proceeds.

(a)   The proceeds of the Credit Extensions will be used to (i) finance, in part, the CrossView Acquisition and the Transactions; (ii) refinance certain existing indebtedness of the Borrower; (iii) pay fees and expenses incurred in connection with the transactions contemplated herein, including the CrossView Acquisition and the Transactions; and (iv) provide ongoing working capital and for other general corporate purposes (including Permitted Acquisitions and Investments permitted hereunder) of the Parent and its Subsidiaries, in each case not in contravention of applicable law or of any Credit Document.

(b)   No part of the proceeds of any Loans will be used by Borrower, any of its Subsidiaries or any of their respective Affiliates for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System and any successor thereto, including Regulations T, U and X.

Section 7.10   Subsidiaries and Guaranty Joinder.

(a)   Domestic Subsidiaries.  The Parent or the Borrower will give prompt notice to the Administrative Agent of the creation or acquisition by the Parent, directly or indirectly, of any new Domestic Subsidiaries (or, with respect to any Domestic Subsidiary not a Guarantor on the Closing Date, prompt notice of any such Domestic Subsidiary becoming a material Domestic Subsidiary) and will cause all such material Domestic Subsidiaries to become Guarantors hereunder and pledge Collateral as provided herein.  With respect to any new Domestic Subsidiary created or acquired after the Closing Date (or, with respect to any Domestic Subsidiary not a Guarantor on the Closing Date, such Domestic Subsidiary becoming a material Domestic Subsidiary after the Closing Date), such Domestic Subsidiary will promptly, but in any event within forty-five (45) days, execute and deliver to the Administrative Agent and Collateral Agent a guaranty agreement, security agreement, pledge agreement or joinder agreements reasonably acceptable to the Administrative Agent and the Collateral Agent in multiple counterparts, and take all such actions, and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates as may be  requested by the Administrative Agent or the Collateral Agent, in their reasonable discretion, including the items relating to Collateral described in Section 5, as applicable, including, among other things, copies of resolutions and Organizational Documents, incumbency certificates and legal opinions in form, scope and substance reasonably acceptable to the Administrative Agent and the Collateral Agent.  For purposes hereof, a “material Domestic Subsidiary” shall mean a Domestic Subsidiary of the Parent that has more than $250,000 in total assets or $500,000 in total revenues.  Notwithstanding the foregoing, the Subsidiaries of the Borrower which are not “material Domestic Subsidiaries” shall not, in the aggregate, have more than $1,000,000 in total assets or $2,000,000 in total revenues.

(b)   Foreign Subsidiaries.  The Borrower will give prompt notice to the Administrative Agent of the creation or acquisition of any Foreign Subsidiaries and will cause the Equity Interests in any First-Tier Foreign Subsidiaries to be pledged to secure the Obligations as provided in Section 7.11(a).

Section 7.11   Collateral Interests.

(a)   Pledge of Equity Interests.  Each Credit Party will pledge to the Collateral Agent to secure the Obligations (i) one hundred percent (100%) of the Equity Interests in each of its Domestic Subsidiaries (including a pledge by the Parent of 100% of the Equity Interests in the Borrower), and (ii) sixty-five percent (65%) of Equity Interests in each of its First-Tier Foreign Subsidiaries.  The pledge of Equity Interests in First-Tier Foreign Subsidiaries is intended to avoid treatment of the undistributed earnings of a Foreign Subsidiary as a deemed dividend to its United States parent for United States federal income tax purposes.  The Equity Interests pledged hereunder will be accompanied by delivery of original share certificates, if any, and undated transfer powers executed in blank, where appropriate, together with such filings and other deliveries as may be requested by the Administrative Agent or the Collateral Agent in their reasonable discretion, including opinions of counsel in form, scope and substance reasonably acceptable to the Administrative Agent and the Collateral Agent.

(b)   Personal Property Generally.  Each Credit Party will pledge and grant a security interest in substantially all of its personal property (including all accounts, contract rights, deposit accounts, chattel paper, insurance proceeds, inventory, investments and financial assets, general intangibles, intellectual property, licenses, equipment and proceeds, but not the pledge of Equity Interests which shall be governed by the provisions of subsection (a) hereof and the Pledge Agreement relating thereto), other than Excluded Property, to the Collateral Agent to secure the Obligations.  The foregoing security interests will be perfected by filing financing statements under the Uniform Commercial Code and, among other things, filing notices of security interests in respect of intellectual property with the United States Copyright Office and the United States Patent and Trademark Office.  In connection therewith, the Credit Parties will provide such authorizations, filings and other deliveries as may be reasonably requested by the Administrative Agent or the Collateral Agent, and opinions of counsel in form, scope and substance reasonably acceptable to the Administrative Agent and the Collateral Agent.

(c)   Real Property.  The Credit Parties will grant a mortgage lien on and security interest in all Material Real Property located in the United States to the Collateral Agent to secure the Obligations.  The foregoing mortgage liens and security interests will be established by delivery of mortgage instruments, deeds of trust, deeds to secure debt or other instruments reasonably acceptable to the Administrative Agent and the Collateral Agent.  In connection therewith, the Credit Parties will provide such authorizations, filings and other deliveries as may be reasonably requested by the Administrative Agent or the Collateral Agent, and ALTA surveys, title insurance policies, flood hazard certifications, evidence of insurance (including flood coverage as applicable), consents and estoppels, opinions of counsel (including local counsel) in form, scope and substance reasonably acceptable to the Administrative Agent and the Collateral Agent.

(d)   Landlord Consents.  Subject to Section 7.15(a) hereof, the Parent and its Subsidiaries will obtain estoppel letters, consents and waivers, in each case in form and substance  reasonably acceptable to the Administrative Agent, with respect to, without duplication, each leased Material Real Property location.

(e)   Deposit Accounts; Control.  Subject to Section 7.15(b) hereof, the Parent and its Subsidiaries will obtain Deposit Account Control Agreements for those Deposit Accounts identified by the Administrative Agent as collection accounts for receipt of payment on Accounts and execute and deliver all agreements, assignments, instruments or other documents as reasonably requested by the Administrative Agent for the purpose of obtaining and maintaining control thereof and amounts held therein.

Section 7.12   Further Assurances.  The Parent and its Subsidiaries will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of, or authorizing of the filing or recording of, financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable Legal Requirements, or which the Administrative Agent, the Collateral Agent or the Required Lenders may request in their reasonable discretion in writing, to cause Obligations pursuant to the terms and conditions of the Collateral Documents and the Guaranteed Obligations to be and remain satisfied at all times, all at the expense of the Borrower.  The Parent and its Subsidiaries will also provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 7.13   Interest Rate Protection.   If the Outstanding Amount of Term Loan Obligations exceeds $15,000,000, the Borrower shall enter into, within ninety (90) days following the end of the Draw Down Period, and maintain one or more Swap Agreements on such terms as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost for a period of three years from such date with respect to a notional amount equal to at least twenty-five percent (25%) of the aggregate principal amount of the Term Loan outstanding.

Section 7.14   Miscellaneous Business Covenants.  Unless otherwise consented to by the Administrative Agent and the Required Lenders,

(a)   Cash Management Systems.  The Parent has established and will maintain cash management systems substantially in conformance with the cash management systems in place as of the effective date of this Agreement as such systems may be modified in the reasonable judgment of the Parent.

(b)   Deposit Accounts, Operating Accounts and Treasury Management Services.  Where appropriate and practicable, the Parent and its Subsidiaries will maintain their primary deposit accounts, operating accounts and treasury management services with the Administrative Agent or one or more of the Lenders, subject to mutual agreement between the Lenders and the Credit Parties regarding fees and other material terms and conditions, where appropriate, subject to control agreements and similar arrangements reasonably satisfactory to the Administrative Agent..

Section 7.15   Post-Closing.

(a)   The Parent shall deliver (or cause to be delivered), within 30 days of the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), a landlord’s consent, estoppel or waiver letter, as applicable, in form and substance reasonably satisfactory to the Collateral Agent, regarding the collateral interests of the Collateral Agent in the Collateral located at each leased Material Real Property location.

(b)   The Parent shall maintain (or cause to be maintained), within 60 days of the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), all primary Deposit Accounts of any Credit Party with Regions Bank and, in connection therewith, deliver a Deposit Account Control Agreement, in form and substance reasonably acceptable to the Collateral Agent for each Deposit Account maintained with Regions Bank, documenting the First Priority security interest in favor of the Collateral Agent for the benefit of the holders of the Obligations.

(c)   The Parent shall deliver (or cause to be delivered), within 30 days of the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), an opinion of counsel to LiveAreaLabs, Inc., a Washington corporation, in scope, form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, and including, among other things, due authorization, execution and delivery of the Credit Documents.

(d)   The Parent shall deliver (or cause to be delivered), with 90 days of the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), share certificates, as available and appropriate, evidencing sixty-five percent (65%) of Equity Interests in each of its First-Tier Foreign Subsidiaries required to be pledged under Section 7.11(a), together with such filings and deliveries as may be required thereunder.

Section 8.   NEGATIVE COVENANTS.  Until all of the loans and extensions of credit hereunder have been paid in full, and the commitments relating thereto shall have expired or been terminated:

Section 8.1   Indebtedness.   The Parent and its Subsidiaries will not create, incur, assume or permit to exist any Indebtedness, except:

(a)   the Credit Agreement Obligations hereunder and under the other Credit Documents;

(b)   the Indebtedness existing on the Closing Date and described in Schedule 8.1, together with any extensions, renewals or replacements of any such Indebtedness; provided that in the case of any such extension, renewal or replacement (i) the amount of such Indebtedness shall not be increased (beyond the maximum amount permitted thereunder as of the Closing Date), except to include fees, underwriting discounts and reasonable costs associated therewith, (ii) the final maturity therefor may not be shortened, and (iii) the weighted average life-to-maturity of such Indebtedness may not be shortened from than that of the Indebtedness being extended, renewed or replaced;

(c)   obligations under Swap Agreements; provided that such obligations are entered into in the Ordinary Course of Business for the purpose of mitigating actual risks and not for speculative or “market view” purposes;

(d)   (i) intercompany loans and investments by and between the Parent and its Subsidiaries that are Credit Parties and (ii) intercompany loans and investments by and between the Parent and its Subsidiaries that are not Credit Parties; provided, however, that in the case of this clause (ii) such loans and investments shall not exceed (A) $5,000,000 outstanding at any time in excess of any amounts already outstanding as of the Closing Date less (B) the amount of loans and investments made pursuant to Section 8.3(ii)(B);

(e)   Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations incurred after the Closing Date, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred within thirty (30) days after acquisition or completion of construction or improvement and (ii) the aggregate principal amount of all such Indebtedness shall not exceed, at any one time outstanding, (A) $5,000,000 for the fiscal year ending December 31, 2015, (B) $12,500,000 for the fiscal year ending December 31, 2016, (C) $20,000,000 for the fiscal year ending December 31, 2017, (D) $27,500,000 for the fiscal year ending December 31, 2018, and (E) thereafter, $35,000,000;

(f)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business; provided that such Indebtedness is extinguished within ten (10) Business Days of incurrence;

(g)   other unsecured Indebtedness of the Parent and its Subsidiaries that are Credit Parties of up to $500,000 at any time;

(h)   Support Obligations of the foregoing by the Parent and its Subsidiaries that are Credit Parties; and

(i)   Indebtedness constituting operating lease guarantees or other similar guarantees by any Credit Party in favor of any other Credit Party required to be made in the Ordinary Course of Business and not prohibited by the terms of this Agreement and the other Credit Documents.

Section 8.2   Liens.   The Parent and its Subsidiaries will not create, incur, assume or permit to exist any Liens on any of their Property, except:

(a)   Liens granted under the Collateral Documents to the Collateral Agent to secure the Obligations;

(b)   Permitted Encumbrances;

(c)   Liens existing on the Closing Date securing Indebtedness permitted under Section 8.1(b) and set forth in Schedule 8.2; provided that (i) such Liens shall not spread to or cover any other property and (ii) such Liens shall secure only those obligations which are secured on the Closing Date and extensions, renewals and replacements thereof that do not increase the amount secured thereby except as provided in Section 8.1(b) above;

(d)   Liens on specific fixed assets securing Purchase Money Obligations and Capital Lease Obligations permitted under Section 8.1(e); provided that (i) such Liens shall not spread to or cover any other property, and (ii) the Indebtedness secures shall not exceed an amount equal to 100% of the costs of acquisition, construction or improvement; and

(e)   Liens granted to the Issuing Bank and Swingline Lender to secure Credit Agreement Obligations hereunder.

Section 8.3   Investments.  The Parent and its Subsidiaries will not (a) purchase, hold or acquire (including pursuant to any merger with any Person) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or make or permit to exist any loans or advances to, provide Support Obligations in respect of any obligations of, or make or permit to exist any other investment in or any other interest in, any other Person, (b) purchase or own a futures contract, or otherwise become liable for the purchased or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) make a Business Acquisition, except:

(i)   Permitted Investments;

(ii)   (A) loans and investments by and between the Parent and its Subsidiaries that are Guarantors; and (B) loans and investments by and between the Parent and its Subsidiaries that are not Guarantors; provided, however, that in the case of this clause (B), such loans and investments shall not exceed (1) $5,000,000 outstanding at any time in excess of any amounts already outstanding as of the Closing Date less (2) the amount of intercompany loans and investments made pursuant to Section 8.1(d)(ii);

(iii)   investments existing on the Closing Date and set forth on Schedule 8.3(c);

(iv)   Permitted Acquisitions;

(v)   investments in securities of customers and suppliers received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and bona fide disputes with, customers and suppliers, in each case in the Ordinary Course of Business and received pursuant to a plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of any such customers and suppliers;

(vi)   any unsecured loans to employees who are not otherwise Affiliates of any Credit Party, and any unsecured advances by any Subsidiary for business travel and similar temporary advances made in the Ordinary Course of Business to officers, directors and employees who are not otherwise Affiliates of any Credit Party for bona fide business purposes, which do not exceed $150,000 in the aggregate at any time outstanding;

(vii)   Deposit Accounts maintained in the Ordinary Course of Business; provided that, subject to Section 7.15(b) hereof, such Deposit Accounts are subject to a perfected First Priority security interest in favor of the Collateral Agent for the benefit of the holders of the Obligations, perfected by “control” (within the meaning of Section 9-104 of the UCC) pursuant to a Deposit Account Control Agreement, subject, as to priority, only to Permitted Prior Liens;

(viii)   to the extent constituting investments, obligations under Swap Agreement permitted hereunder;

(ix)   other investments that are not permitted in any of the forgoing clauses of this Section 8.3 and are not prohibited by any other provision of this Agreement or any other Credit Document; provided that (A) the aggregate amount of all such investments shall not exceed $500,000 outstanding at any time and (B) immediately before and immediately after giving effect to such investment, no Default or Event of Default shall have occurred and be continuing;

(x)   investments in cash and the purchase of Cash Equivalents; and

(xi)   extensions of trade credit in the Ordinary Course of Business.

Section 8.4   Fundamental Changes.

(a)   Neither the Parent nor the Borrower may be dissolved, liquidated or abandoned.  Wholly-owned Subsidiaries of the Parent (other than the Borrower)  may be dissolved or liquidated, so long as the business, property and interests of the Subsidiary being dissolved or liquidated is distributed to or otherwise received by the Parent, the Borrower or Subsidiaries that are Guarantors.

(b)   The Parent and its Subsidiaries (including the Borrower) may enter into any transactions of merger or consolidation with each other, provided that (i) if either the Parent or the Borrower is a party to the transaction of merger or consolidation, then it shall be the surviving entity, (ii) the Parent and the Borrower will not enter into a transaction of merger of consolidation with each other except with the prior written consent of the Administrative Agent and the Required Lenders, and (ii) in any event, if a Credit Party is a party to the transaction of merger or consolidation, the surviving entity shall be a Credit Party.

(c)   The Parent and its Subsidiaries will not enter into any transactions of merger or consolidation with any other Person, except in connection with a Permitted Acquisition or Permitted Disposition and, in any such case, (i) if the Borrower is a party to the transaction of merger or consolidation, then it shall be the surviving entity, (ii) in the case of a Permitted Acquisition, if a Credit Party other than the Borrower is a party to the transaction of merger or consolidation, then it shall be the surviving entity, and (iii) in the case of a Permitted Disposition, if a Credit Party other than the Borrower is a party to the transaction of merger or consolidation, then it may be released from its obligations as a borrower and guarantor hereunder, and the Administrative Agent may confirm such release for and on behalf of the Lenders.

(d)   The Parent and its Subsidiaries will not engage in any business other than the businesses engaged by them on the Closing Date, and in businesses that are substantially similar, related or incidental thereto.

Section 8.5   Dispositions.    The Parent and its Subsidiaries will not make any Disposition of their Property, including any rights to income or revenue (including accounts receivable), except:

(a)   transfers and Dispositions of Property by and between the Parent and its Subsidiaries that are Guarantors;

(b)   Dispositions of Cash and Permitted Investments in the Ordinary Course of Business in connection with the use and reinvestment thereof as permitted hereunder;

(c)   Restricted Payments permitted under Section 8.8; and

(d)   other Dispositions of Property by the Parent and its Subsidiaries of up to $500,000 in the aggregate in any calendar year.

Section 8.6   Sale and Leaseback Transaction.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction.

Section 8.7   Swap Agreements.  The Parent and its Subsidiaries will not enter into any Swap Agreement, unless (a) such Swap Agreement is provided on terms and conditions reasonably acceptable to the Administrative Agent (b) the aggregate notional amount for all Swap Agreements does not exceed the aggregate principal amount of Term Loans outstanding under this Agreement, and (c) such Swap Agreements shall be for non-speculative purposes in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liabilities or investments of the Parent and its Subsidiaries.

Section 8.8   Restricted Payments; Certain Payments of Indebtedness.

(a)   The Parent and its Subsidiaries will not declare or make, or agree to pay, any dividend or distribution in respect of their Equity Interests, or any payment on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment in respect of such Equity Interests, including any sinking fund payment or similar deposit, or any option, warrant or other rights to acquire any such Equity Interests, except:

(i)   the Parent and its Subsidiaries may (A) declare and make dividend payments and other distributions payable solely in the Equity Interests of such Person, (B) redeem some or all of its Equity Interests for another class of Equity Interests or the rights to acquire its Equity Interests, with the proceeds from a substantially concurrent issuance of new Equity Interests in such Person or (C) redeem some or all of its Equity Interests for cash in an aggregate amount from the Closing Date equal to the sum of $3,000,000 plus fifty percent (50%) of cumulative Consolidated Net Income from the first fiscal quarter ending after the Closing Date, so long as, in the case of this clause (C), after giving effect to such redemption on a Pro Forma Basis, the Credit Parties are in compliance with the Consolidated Fixed Charge Coverage Ratio in Section 8.13 and the Consolidated Leverage Ratio (which calculation shall include, for the avoidance of doubt, the cash portion of any Earn-out Obligations that are reasonably expected to be paid in the next twelve (12) months) will be not greater than 0.25:1.0 lower than (or, a quarter-turn inside) the maximum ratio then permitted under Section 8.14,  and Liquidity will be not less than $7.5 million;

(ii)   wholly-owned Subsidiaries of the Borrower may make dividend payments and distributions to their owners; and

(iii)   the Parent and its Subsidiaries may make cash payments for fractional shares in connection with any dividend, split or combination thereof, any Permitted Acquisition or any conversion of Indebtedness into Equity Interests, in each case, where made for legitimate purposes and not for the avoidance of the provisions of this Section.

Section 8.9   Transactions with Affiliates.

(a)   The Parent and its Subsidiaries will not dispose of any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the Ordinary Course of Business (other than payment of compensation to officers, directors and employees) that are at prices and on terms and conditions not less favorable to them than could be obtained on an arm’s-length basis from unrelated third parties; (ii) any Restricted Payment or payment of or other distribution on Indebtedness, in each case, expressly permitted under Section 8.8; (iii) any payment expressly permitted under Section 8.9(b); and (iv) reasonable and customary fees paid to members of the board of directors (or comparable body) of the Borrower which are Unaffiliated Third Parties.

(b)   The Parent and its Subsidiaries will not make or agree to make any Restricted Payment to any direct or indirect holder of Equity Interests in the Borrower (or any Related Party or immediate family member of any such holder of Equity Interests), other than (i) a Restricted Payment expressly permitted under Section 8.8 and (ii) reimbursements for any costs, expenses, fees or other disbursements paid by or incurred for the direct benefit by any officer or employee in an amount not to exceed $100,000 in the aggregate in any calendar year.

Section 8.10   Restrictive Agreements.  The Parent and its Subsidiaries will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any  condition upon (a) the ability of any of the Parent and its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Subsidiary to pay dividends or make other distributions with respect to its Equity Interests or to make or repay loans or advances to any Credit Party or to provide Support Obligations in respect of any Indebtedness of the Borrower, or (c) the ability of any party thereto or payee thereunder to make loans, advances or payments in respect of intercompany Indebtedness; provided that (i) none of the foregoing clauses shall apply to any restrictions and conditions imposed by any Legal Requirement or any Credit Document and (ii) the foregoing clause (a) shall not apply to (x) any restrictions or conditions imposed by any agreement relating to secured Indebtedness that is otherwise expressly permitted under Section 8.1, if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (y) customary provisions in leases, licenses and other agreements restricting the assignment thereof that are entered into in the Ordinary Course of Business or (z) any restrictions or conditions imposed by any Organizational Document of the Borrower or any of its Subsidiaries that have been waived to permit the execution, delivery and performance of this Agreement and the other Credit Documents and any Subordinated Debt.

Section 8.11   Amendment of Material Agreements.  The Parent and its Subsidiaries will not (a) amend, modify or waive any of its rights, covenants or other obligations under, or any provision of, its respective limited liability company agreement, certificate of formation or other Organizational Documents, in a manner that would materially and adversely affect the interests of the Administrative Agent, the Collateral Agent or the Lenders or the rights or benefits of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Documents, (b) (i) amend, modify or waive any of its rights, covenants or other obligations under, or any provision of, or (ii) exercise any right it may have to terminate or shorten the term of, any Material Contract, if any such amendment, modification, waiver or exercise of rights under this clause (b), individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the interests of the Administrative Agent, the Collateral Agent or the Lenders or the rights or benefits of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Documents, (c) enter into any waiver, supplement, modification, amendment, termination or release of any indenture or agreement governing any Subordinated Debt of any of the Parent and its Subsidiaries, or pursuant to which it may have been issued, which might reasonably be expected to adversely affect any interests of the Administrative Agent, the Collateral Agent or the Lenders or any rights and benefits of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Documents, or (d) enter into any waiver, supplement, modification, amendment, termination or release of any contract pursuant to which any Indebtedness of any of the Parent and its Subsidiaries is outstanding (other than the Credit Documents) if such waiver, supplement, modification, amendment, termination or release under this clause (d), individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 8.12   Limitation on Changes in Fiscal Periods; Accounting Policies.  Except as may be approved by the Administrative Agent, in its reasonable discretion, the Parent and its Subsidiaries will not (a) change their fiscal year to any period other than the period of twelve (12) months ending December 31, (b) make any material change in their accounting policies or financial reporting practices and procedures, except in the case of this clause or (b), material changes in accounting policies and changes in reporting practices that are required pursuant to GAAP, in each case as to which they shall have delivered to the Administrative Agent prior to the effectiveness of any such change a Financial Officer Certification describing such change and explaining in reasonable detail the basis therefor and the effect thereof.

Section 8.13   Consolidated Fixed Charge Coverage Ratio.  As of the end of each fiscal quarter, the Consolidated Fixed Charge Coverage Ratio shall be not less than 1.25:1.0.

Section 8.14   Consolidated Leverage Ratio.  As of the end of each fiscal quarter, the Consolidated Leverage Ratio shall be not greater  than:

Fiscal Quarters Ending
Closing Date through June 30, 2017	3.50:1.0
September 30, 2017 through September 30, 2018	3.25:1.0
December 31, 2018 and thereafter	3.00:1.0

Section 9.   EVENTS OF DEFAULT; Remedies; Application of Funds.

Section 9.1   Events of Default.  If any one or more of the following conditions or events shall occur:

(a)   Failure to Make Payments When Due.  Failure by any Credit Party to pay (i) the principal of any Loan when due whether at stated maturity, by acceleration or otherwise; (ii) within two Business Days of when due any amount payable to the Issuing Bank in reimbursement for any drawing under a Letter of Credit; or (iii) within three Business Days of when due any interest on any Loan or any fee or any other amount due hereunder; or

(b)   Default in Other Agreements.  (i) Failure by any of the Parent and its Subsidiaries to make payment when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 9.1(a)) in an aggregate principal amount of $500,000 or more, in each case beyond the grace or cure period, if any, provided therefor; or (ii) breach or default by any of the Parent and its Subsidiaries with respect to any other term of (1) one or more items of Indebtedness in the aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in the aggregate principal amounts referred to in clause (i) above, in each case (1) and (2) of this clause (ii), beyond the grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)   Breach of Certain Covenants.

(i)   (A) Failure to observe, perform or comply with any term or condition contained in Section 7.1, Section 7.3, Section 7.6, Section 7.8, Section 7.13, Section 7.14 or Section 8 hereof; or

(ii)   Failure to observe, perform or comply with any other term, covenant or agreement contained herein or in any of the other Credit Documents and such failure continues unremedied for a period of at least thirty (30) days after the earlier of (A) an Authorized Officer obtaining knowledge thereof, or (B) notice from the Administrative Agent; or

(d)   Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by the Parent and its Subsidiaries in any Credit Document or in any statement or certificate at any time given by the Parent and its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)   Other Defaults Under Credit Documents.  Any default by the Parent and its Subsidiaries in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 9.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer obtaining knowledge thereof, or (ii) notice from the Administrative Agent; or

(f)   Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any of the Parent and its Subsidiaries in an involuntary case under the Bankruptcy Code or Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any of the Parent and its Subsidiaries under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any of the Parent and its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any of the Parent and its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any of the Parent and its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)   Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Any of the Parent and its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any of the Parent and its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any of the Parent and its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any of the Parent and its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.1(f); or

(h)   Judgments and Attachments. Except for any judgment not in excess of $620,349.85 arising in connection with the eCOST Proceeding, (i) any one or more money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of $500,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any of the Parent and its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or (ii) any non-monetary judgment or order shall be rendered against any of the Parent and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(i)   Dissolution.  Any order, judgment or decree shall be entered against any of the Parent and its Subsidiaries decreeing the dissolution or split up of such Person and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)   Employee Benefit Plans.  There shall occur one or more ERISA Events which individually or in the aggregate results in liability of any of the Parent and its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term hereof and which has not been paid; or

(k)   Change of Control.  A Change of Control shall occur; or

(l)   Guaranties, Credit Documents and Other Documents.  At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than as the result of the release of a Guarantor in a transaction permitted under this Agreement) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any of the Credit Documents ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in any material respect in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party.

Section 9.2   Remedies.  (a) Upon the occurrence of any Event of Default described in Section 9.1(f) or Section 9.1(g), automatically, and (b) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent, (i) the Commitments, if any, of each Lender having such Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; (ii) the Administrative Agent may institute Reserves as provided in the definition “Borrowing Base”, (iii) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties: (A) the unpaid principal amount of and accrued interest on the Loans, (B) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, drafts or other documents or certificates required to draw under such Letters of Credit), and (C) all other Obligations; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e); (iv) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and (v) the Borrower will pay immediately upon the occurrence of an Event of Default under Sections 9.1(f) or (g), without notice or demand, and in all other cases, the Borrower will pay promptly upon demand, Cash Collateral to secure the Letter of Credit Obligations in an amount equal to 105% of the Outstanding Amount of Letter of Credit Obligations under arrangements reasonably acceptable to the Administrative Agent.  Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Administrative Agent and the Required Lenders, or has been waived in writing in accordance with the terms hereof.

Section 9.3   Application of Funds.  After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees but including without limitation all reasonable out-of-pocket fees, expenses and disbursements of counsel and amounts payable under Section 3.1, Section 3.2, Section 3.3 and Section 11.2) then payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) then payable to the Lenders including without limitation all reasonable out-of-pocket fees, expenses and disbursements of counsel and amounts then payable under Section 3.1, Section 3.2, Section 3.3 and Section 11.2), ratably among the Lenders in proportion to the respective amounts described in this clause Second then payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Secured Swap Agreements, to the extent permitted hereunder, (c) payments of amounts due under any Secured Treasury Management Agreements, and (d) the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable law.

Subject to Sections 2.3 and 2.15, amounts held as Cash Collateral for Letter of Credit Obligations under Fourth above will be applied to pay drawings under Letters of Credit when and as they should occur.  Any amounts remaining on deposit as Cash Collateral after all Letters of Credit shall have expired or been fully drawn, shall be applied to the other Obligations in the order set forth above.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Swap Obligations and Secured Treasury Management Obligations shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualifying Swap Provider or Qualifying Treasury Management Provider, as the case may be.  Each Qualifying Swap Provider or Qualifying Treasury Management Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

Section 10.   AGENCY

Section 10.1   Appointment and Authority.

(a)   Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 10.1 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and none of the Borrower or the other Credit Parties or their Subsidiaries shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)   Each of the Lenders hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Collateral Document or otherwise exist against the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

Section 10.2   Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any of the Parent and its Subsidiaries or Affiliates thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3   Exculpatory Provisions.

(a)   The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)   shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)   shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Parent and its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)   The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.4 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or Issuing Bank.

(c)   The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4   Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for any of the Parent and its Subsidiaries or Affiliates), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5   Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 10.5 shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct, in the selection of such sub-agents.

Section 10.6   Resignation of Administrative Agent.

(a)   The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Event of Default shall have occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)   If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower (so long as no Event of Default shall have occurred and is continuing), appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)   With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section and Section 11.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

Section 10.7   Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8   No Other Duties, etc.  Anything herein to the contrary notwithstanding, neither the Book Runner nor the Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Section 10.9   Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand of the Borrower or either of them) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.10 and 11.2) allowed in such judicial proceeding; and

(b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.2.

Section 10.10   Collateral and Guaranty Matters.

(a)   The Lenders (including the Issuing Bank and the Swingline Lender) irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(i)   to release any Lien on any property granted to or held under any Credit Document (x) upon termination of all Commitments and payment in full of all Credit Agreement Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than those as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents, or (z) subject to Section 11.4,  if approved, authorized or ratified in writing by the Required Lenders;

(ii)   to subordinate any Lien on any property granted to or held under any Credit Document to the holder of any Lien on such property that is in respect of a Purchase Money Obligations permitted by Section 8.2(d); and

(iii)   to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.

(b)   Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)   Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, it is understood and agreed that (i) none of the Lenders or other holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce this Agreement, the Notes or any other Credit Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the holders of the Obligations in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d)   No Secured Swap Agreement or Secured Treasury Management Agreement will create (or be deemed to create) in favor of any Qualifying Swap Provider or Qualifying Treasury Management Provider, respectively, that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower or other Credit Parties under the Credit Documents except as expressly provided herein or in the other Credit Documents.  By accepting the benefits of the Collateral, such Qualifying Swap Providers and Qualifying Treasury Management Providers shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a holder of the Obligations, subject to the limitations set forth in this clause (d).  Further, it is understood and agreed that the Qualifying Swap Providers and Qualifying Treasury Management Providers, in their capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Credit Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Credit Documents) other than in its capacity as a Lender and, in any case, only as expressly provided herein.

Section 11.   MISCELLANEOUS

Section 11.1   Notices; Effectiveness; Electronic Communications.

(a)   Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail or facsimile transmission, as follows, and all notices and other communications expressly permitted to be given by telephone hereunder shall be made as follows:

(i)   if to the Borrower and the other Credit Parties, to the address, facsimile number, electronic mail address or telephone number specified below (and also on Schedule 11.1):

(A) for legal notifications:

Priority Fulfillment Services, Inc.
505 Millennium Drive
Allen, Texas 75013
Attn: Tom Madden
Tel. No.: (972) 881-2900 ext. 2560
Fax No.: (972) 521-5505
Email: tmadden@pfsweb.com

With a copy to:

Chiesa Shahinian & Giantomasi PC
One Boland Drive
West Orange, New Jersey 07052
Attn: Morris Bienenfeld, Esq.
Tel. No.: (973) 530-2013
Fax No.: (973) 530-2213
Email: mbienenfeld@csglaw.com

(B) for Borrowing Base and financial information:

Priority Fulfillment Services, Inc.
505 Millennium Drive
Allen, Texas 75013
Attn: Tom Madden
Tel. No.: (972) 881-2900 ext. 2560
Fax No.: (972) 521-5505
Email: tmadden@pfsweb.com

With a copy to:

Priority Fulfillment Services, Inc.
505 Millennium Drive
Allen, Texas 75013
Attn: Gil Dawson
Tel. No.: (972) 881-2900 ext. 5074
Fax No.: (972) 521-5505
Email: gdawson@pfsweb.com

(ii)   if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified below (and also on Schedule 11.1):

JoAnn Tehranchi

Syndicate Services

Regions Bank

3050 Peachtree Road, NW, Suite 400

Atlanta, GA  30305

Tel: 404.279.7477

Fax: 404-995-7665

Email: joann.tehranchi@regions.com

(iii)   if to the Issuing Bank or Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 11.1; and

(iv)   if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 11.1 or in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)   Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent, the Swingline Lender, the Issuing Bank or the Credit Parties may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)   Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)   Platform.

(i)   The Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders (including the Swingline Lender and the Issuing Bank) by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)   The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any of the Borrower, the other Credit Parties, the Lenders or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Credit Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender (including any Swingline Lender and Issuing Bank) by means of electronic communications pursuant to this Section, including through the Platform.

Section 11.2   Expenses; Indemnity; Damage Waiver.

(a)   Costs and Expenses.  The Borrower shall pay all reasonable (i) expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of Letters of Credit and any demand for payment thereunder, and (iii) expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of counsel) and shall pay the fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, Lender or Issuing Bank, as appropriate, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)   Indemnification by the Credit Parties.  The Credit Parties hereby indemnify each of the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Swingline Lender, the Issuing Bank, the Lenders and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, but limited to the reasonable fees and expenses of one outside law firm for the Indemnities taken as a whole, and, if necessary and appropriate, one local counsel for the Indemnitees taken as a whole in each appropriate jurisdiction, unless (i) the interests of the Indemnitees are sufficiently divergent, in which case additional counsel may be appointed, as necessary and appropriate, and (y) if the interests of any Indemnitee or group of Indemnitees are distinctly or disproportionately affected, one additional counsel for each such Indemnitee or group of Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) other than such Indemnitee and its Related Parties  arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and the Collateral Agent (and any of their sub-agents) and their Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any of the Parent and its Subsidiaries, or any Environmental Liability related in any way to any of the Parent and its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  This subsection (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)   Reimbursement by Lenders.  To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the

Collateral Agent, any Swingline Bank, the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, such Swingline Lender, such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or any such Swingline Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d)   Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)   Payments.  All amounts due under this Section shall be payable promptly, but not more than ten days, after demand therefor.

(f)   Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent, the Issuing Bank, the Swingline Lender, the replacement of any Lender, the termination of commitments hereunder and the repayment, satisfaction and discharge of the loans and obligations hereunder.

Section 11.3   Set-Off.   If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or the other Credit Parties now or hereafter existing under this Agreement or any other Credit Document and then owing to such Lender or Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or the other Credit Parties may be contingent or unmatured or owed to a branch, office or Affiliate of such Lender or Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.  Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.4   Amendments and Waivers.

(a)   Required Lenders’ Consent.  Subject to Section 11.4(b) and Section 11.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the consent of the Borrower and the Required Lenders (or by the Administrative Agent for and on behalf of the Required Lenders upon receipt of a consent and direction from the Required Lenders); provided that (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Issuing Bank, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of a Defaulting Lender may not be increased or extended without its consent and (y) a Defaulting Lender may not be treated differently and disproportionately from similarly-situated Lenders without its consent, (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (v) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(b)   Affected Lenders’ Consent.  Without the written consent of each Lender (other than a Defaulting Lender except as provided in clause (a)(iii) above) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)   extend the Revolving Commitment Termination Date, the Term Loan Maturity Date or the maturity of any Loan;

(ii)   waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 9.3, as applicable;

(iii)   extend the stated expiration date of any Letter of Credit, beyond the Revolving Commitment Termination Date;

(iv)   reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(v)   extend the time for payment of any such interest or fees;

(vi)   reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)   amend, modify, terminate or waive any provision of this Section 11.4(b) or Section 11.4(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)   change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders” or “Term Loan Commitment Percentage” or “Revolving Commitment Percentage” or modify the amount of the Commitment of any Lender;

(ix)   release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty, in each case, except as expressly provided in the Credit Documents;

(x)   consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (except pursuant to a transaction permitted hereunder); or

(xi)   amend the definitions of “Borrowing Base” to increase the amounts or percentages set forth therein to an amount or a percentage greater than set forth in such definition on the date hereof (provided that the exercise by the Administrative Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts shall not be deemed an amendment to the amounts and percentages), “Availability” and “Eligible Account” to the extent doing so would cause more of the Borrower’s assets to become eligible thereunder, “Pro Rata,” or “Pro Rata Share”; provided, that for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii)-(x) immediately above.

(c)   Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)   increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii)   amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the consent of the Swingline Lender;

(iii)   amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and of the Issuing Bank; or

(iv)   amend, modify, terminate or waive any provision of Section 10 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)   Execution of Amendments, etc.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Section 11.5   Successors and Assigns.

(a)   Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any of the other Credit Parties may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its commitments and the Loan Obligations at the time owing to it); provided that (in each case with respect to any credit facility provided for herein) any such assignment shall be subject to the following conditions:

(i)   Minimum Amounts.

(A)   in the case of an assignment of the entire remaining amount of the assigning Lender’s commitment and/or the loans at the time owing to it (in each case with respect to any credit facility provided for herein) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)   in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the commitment (which for this purpose includes loans and loan obligations outstanding thereunder) or, if the applicable commitment is not then in effect, the principal outstanding balance of the loans of the assigning

Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of any revolving credit facility provided for herein, or $1,000,000, in the case of any assignment in respect of any term loan facility provided for herein, unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)   Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the loan or the commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credit facilities provided for herein on a non-pro rata basis.

(iii)   Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)   the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall have occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the credit facilities provided for herein;

(B)   the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any revolving credit facility provided for herein or any unfunded commitments with respect to any term loan facility provided for herein if such assignment is to a Person that is not a Lender with a Commitment in respect of such credit facility provided for herein, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)   the consent of the Issuing Bank and Swingline Lender shall be required for any assignment in respect of any revolving credit facility provided for herein.

(iv)   Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)   No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to any Non-Consenting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

(vi)   No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)   Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections  2.16, 2.17 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower, at its sole expense, shall execute and deliver promissory notes for any Lender which may take an interest in any credit facilities provided for herein by way of assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)   Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the loans and loan obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)   Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitments hereunder and in the loan obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.2(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification relating to amendments requiring unanimous consent of the Lenders that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.1(c), 3.2 and 3.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3 (it being understood that the documentation required under Section 3.3(e) shall be delivered to the Lender which sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.14 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.3, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.4 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.6   Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.7   Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 11.2, Section 11.3, and Section 11.10 and the agreements of the Lenders and the Agent set forth in Section 2.14, Section 10.3 and Section 11.2(c) shall survive the payment of the Loans, the cancellation, expiration or cash collateralization (in a manner satisfactory to Agent in its reasonable discretion) in an amount equal to 105% of the undrawn amount of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 11.8   No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any other documents relating to the Obligations.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.9   Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.10   Severability.  In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.11   Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 10.1(b), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.12   Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.13   APPLICABLE LAWS.

(a)   Governing Law.  This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)   Jurisdiction.  Each of the Credit Parties irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)   Waiver of Venue.  Each of the Credit Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 11.14   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.15   Confidentiality.   Each of the Administrative Agent, the Lenders and the Issuing Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in loans and commitments hereunder, whether by exercise of an accordion, by way of amendment or otherwise), any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any Swap Agreement or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the Parent and its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided for herein; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of its respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any of the Parent and its Subsidiaries relating to any of the Parent and its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by any of the Parent and its Subsidiaries; provided, that, in the case of information received from any of the Parent and its Subsidiaries after the date hereof, all of such information shall be deemed to be confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Bank acknowledges that (i) the Information may include material non-public information concerning the Parent and its Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information, and (iii) it will handle such material non-public information in accordance with applicable law, including the United States federal and state securities laws.

Section 11.16   Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.17   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.18   No Advisory of Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders, are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Administrative Agent and the Lenders are and have been acting, in each case, solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Credit Party or any of their Affiliates or any other Person and (ii) the Administrative Agent and the Lenders do not have any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and the Administrative Agent and the Lenders do not have any obligation to disclose any of such interests to any Credit Party or its Affiliates.  To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19   Electronic Execution of Assignments.  The words “execute”, “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.20   USA PATRIOT Act.  Each Lender subject to the Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow the Lender to identify each of the Credit Parties in accordance with the Patriot Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Borrower:	PRIORITY FULFILLMENT SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

PARENT:	PFSweb, INC.,
a Delaware corporation

By:
Name:
Title:

GUARANTORS:	PFSweb Retail Connect, INC.,
a Delaware corporation

By:
Name:
Title:

REV SOLUTIONS INC.,
a Delaware corporation

By:
Name:
Title:

LIVEAREALABS, INC.,
a Washington corporation

By:
Name:
Title:

CARDINAL ASSET ACQUISITION CORP.,
a Delaware corporation

By:
Name:
Title:

BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

SUPPLIES DISTRIBUTORS, INC.,
a Delaware corporation

By:
Name:
Title:

Administrative Agent
and Collateral Agent:	REGIONS BANK,
as the Administrative Agent and the Collateral Agent

By:
Name:
Title:

LENDERS:	REGIONS BANK,
as a Lender, Issuing Bank and Swingline Lender

By:
Name:
Title:

[LENDER],
as a Lender

By:
Name:
Title:

APPENDIX A

TO CREDIT AGREEMENT

Lenders, Commitments and Commitment Percentages

Lender	Revolving Commitment	Revolving Commitment Percentage	Term Loan Commitment	Term Loan Commitment Percentage
Regions Bank	$30,000,000.00	100.00%	$10,000,000.00	100.00%
Total	$30,000,000.00	100.00%	$10,000,000.00	100.00%

Exhibit 1.1

[Form of] Secured Party Designation Notice

Date:  _________ __, _____

To:   Regions Bank, as Administrative Agent

Ladies and Gentlemen:

THIS SECURED PARTY DESIGNATION NOTICE (this “Designation Notice”) is made by _______________________, a ______________ (the “[Treasury Management Provider][Swap Provider]”), to Regions Bank, as Administrative Agent (defined below).  All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, a senior secured credit facility has been established pursuant to the terms of that certain Credit Agreement dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”) by and among Priority Fulfillment Services, Inc., a Delaware corporation (the “Borrower”), PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent (collectively, the “Guarantors”), the Lenders identified therein and Regions Bank, as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and Collateral Agent (in such capacity, together with its successors and assigns, the “Collateral Agent”), pursuant to which certain loans and financial accommodations have been made to the Borrower; and

WHEREAS, in connection with the Credit Agreement, the Borrower and each Guarantor have executed certain Collateral Documents in favor of the Collateral Agent;

WHEREAS, in connection with the Credit Agreement, a [Treasury Management Provider][Swap Provider] is permitted to designate its [Treasury Management Agreement][Swap Agreement] as a “[Secured Treasury Management Agreement][Secured Swap Agreement]” under the Credit Agreement and the Collateral Documents;

WHEREAS, the Credit Agreement requires that the [Treasury Management Provider][Swap Provider] deliver this Designation Notice to the Administrative Agent; and

WHEREAS, the [Treasury Management Provider][Swap Provider] has agreed to execute and deliver this Designation Notice to qualify its [Treasury Management Agreement][Swap Agreement] as a [Secured Treasury Management Agreement][Secured Swap Agreement] and to become a [Qualifying Treasury Management Provider][Qualifying Swap Provider] under the Credit Agreement and the Collateral Documents.

1.   Designation.  [_____________] hereby designates the [Treasury Management Agreement][Swap Agreement] described on Schedule 1 hereto to be a “[Secured Treasury Management Agreement][Secured Swap Agreement]” and hereby represents and warrants to the Administrative Agent that such [Treasury Management Agreement][Swap Agreement] satisfies all the requirements under the Credit Documents to be so designated.  By executing and delivering this Designation Notice, the [Treasury Management Provider][Swap Provider], as provided in the Credit Agreement, hereby agrees to be bound by all of the provisions of the Credit Documents which are applicable to it as a [Qualifying Treasury Management Provider][Qualifying Swap Provider] thereunder and hereby (a) confirms that it has received a copy of the Credit Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Designation Notice, (b) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent or the Collateral Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto (including, without limitation, the provisions of Section 10.1 of the Credit Agreement), and (c) agrees that it will be bound by the provisions of the Credit Documents and will perform in accordance with its terms all the obligations which by the terms of the Credit Documents are required to be performed by it as a [Treasury Management Provider][Swap Provider].  Without limiting the foregoing, the [Treasury Management Provider][Swap Provider] agrees to indemnify the Agent as contemplated by Section 11.2(c) of the Credit Agreement.

2.   GOVERNING LAW.  THIS DESIGNATION NOTICE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has caused this Designation Notice to be duly executed and delivered as of the date first above written.

[TREASURY MANAGEMENT PROVIDER][SWAP PROVIDER]

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED BY:

REGIONS BANK,
as Administrative Agent

By:
Name:
Title:

Schedule 1

[TREASURY MANAGEMENT AGREEMENT][SWAP AGREEMENT]

TO BE SPECIFIED AS A [SECURED TREASURY MANAGEMENT AGREEMENT][SECURED SWAP AGREEMENT]

Exhibit 2.1

[Form of] Funding Notice

__________ __, ____

To:	Regions Bank, as Administrative Agent
Re:

Credit Agreement, dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”), by and among Priority Fulfillment Services, Inc., a Delaware corporation (the “Borrower”), PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower desires that the Lenders make a Credit Extension to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on __________ ___, _____ (the “Credit Date”), to be comprised of [Revolving Loans][the Term Loan] and the following Type(s) of Loans:

☐	Base Rate Loan (required for Swingline Loans):	$

☐	Adjusted LIBOR Rate Loan with an Interest Period of months	$

	Total Credit Extension:	$

[The Borrower hereby represents and warrants that after giving effect to the Credit Extension requested on the Credit Date that (a) the aggregate Outstanding Amount of Revolving Obligations shall not exceed the lesser of (i) the “Aggregate Revolving Commitments and (ii) the Borrowing Base, and (b) each Lender’s share of Revolving Obligations shall not exceed the amount of its Revolving Commitment.]

The Borrower hereby certifies that the conditions precedent set forth in Section 5.2 of the Credit Agreement have been met on and as of the Credit Date.

[Signature page follows]

In Witness Whereof, the Borrower has executed this Funding Notice as of the date first written above.

PRIORITY FULFILLMENT SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.1(d)

[Form of] Lender Joinder Agreement

THIS LENDER JOINDER AGREEMENT dated as of __________ __, _____ (this “Agreement”) is by and among each of the Persons identified as a “New Lender” on the signature pages hereto (each, a “New Lender”), Priority Fulfillment Services, Inc., a Delaware corporation (the “Borrower”), the Guarantors party hereto, and Regions Bank, as Administrative Agent and as Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement (as defined below).

W I T N E S S E T H

WHEREAS, pursuant to that certain Credit Agreement dated as of August 5, 2015 (as amended, modified, supplemented, increased or extended from time to time, the “Credit Agreement”) among the Borrower, PFSweb, Inc., a Delaware corporation, and the other Guarantors party thereto, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and as Collateral Agent, the Lenders have agreed to provide the Borrower with the credit facilities provided for therein;

WHEREAS, pursuant to Section 2.1(d) of the Credit Agreement, the Borrower has requested that each New Lender provide a portion of the Incremental Loan Facilities under the Credit Agreement; and

WHEREAS, each New Lender has agreed to provide a portion of the Incremental Loan Facilities on the terms and conditions set forth herein and to become a “Lender” under the Credit Agreement in connection therewith.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Each New Lender severally agrees to make its portion of the [Incremental Revolving Loan Facility][Incremental Term Loan][new Term Loan] to the Borrower on the date hereof in the amount of its respective [Revolving Commitment][Term Loan Commitment].  The [Aggregate Revolving Commitment][Term Loan Commitment] and [Revolving Commitment Percentage][Term Loan Commitment Percentage] for each of the New Lenders shall be as set forth on Appendix A attached hereto.  The existing Appendix A to the Credit Agreement shall be deemed to be amended to include the information set forth on Appendix A attached hereto.

[2.   The Applicable Margin with respect to the new Term Loan shall be (a) [_______%], with respect to Adjusted LIBOR Rate Loans, and (b) [_______%], with respect to Base Rate Loans.]

[3.   The maturity date for the new Term Loan shall be [         ].]

[4.   The Borrower shall repay to the Lenders of the new Term Loan the principal amount of the new Term Loan in quarterly installments on the dates set forth below as follows:]

5.   Each New Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

6.   Each of the Administrative Agent, the Collateral Agent, the Borrower and the Guarantors agrees that, as of the date hereof, each New Lender shall (a) be a party to the Credit Agreement and the other Credit Documents, (b) be a “Lender” for all purposes of the Credit Agreement and the other Credit Documents and (c) have the rights and obligations of Lender under the Credit Agreement and the other Credit Documents.

7.   The address of each New Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by such New Lender to the Administrative Agent.

8.   This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract.  Delivery of an executed counterpart of this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

9.   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the parties hereto has caused this Lender Joinder Agreement to be executed by a duly authorized officer as of the date first above written.

NEW LENDERS:	[______________________]

By:
Name:
Title:

BORROWER:	PRIORITY FULFILLMENT SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

AGENT	REGIONS BANK,
as Administrative Agent and as Collateral Agent

By:
Name:
Title:

Exhibit 2.3

[Form of] Issuance Notice

Date: ____________ __, ____

To:	Regions Bank, as Administrative Agent
Re:

Credit Agreement, dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”), by and among Priority Fulfillment Services, Inc., a Delaware corporation (the “Borrower”), PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section 2.3 of the Credit Agreement, the undersigned hereby desires a Letter of Credit to be issued by Regions Bank (the “Issuing Bank”) in accordance with the terms and conditions of the Credit Agreement on __________ ___, ____ (the “Credit Date”) in an aggregate face amount of $__________.

Attached hereto for each such Letter of Credit is a Letter of Credit Application.

The Borrower hereby represents and warrants that after issuing such Letter of Credit requested on the Credit Date, (a) the Outstanding Amount of Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit, (b) the aggregate Outstanding Amount of Revolving Obligations shall not exceed the lesser of (i) the Aggregate Revolving Commitments and (ii) the Borrowing Base, and (c) each Lender’s share of Revolving Obligations shall not exceed the amount of its Revolving Commitment.

The Borrower hereby represents and warrants that each of the conditions set forth in Section 5.2 of the Credit Agreement has been satisfied on and as of the date of such issuance of such Letter of Credit on the Credit Date.

[Signature page follows]

In Witness Whereof, the Borrower has executed this Issuance Notice as of the date first written above.

PRIORITY FULFILLMENT SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.5-1

[Form of] Revolving Loan Note

____________ __, ____

FOR VALUE RECEIVED, PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to ____________ or its registered assigns (the “Lender”), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”) by and among the Borrower, PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent party thereto, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and as Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower hereby promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in immediately available funds at the Principal Office of the Administrative Agent.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate, in all cases in accordance with the terms of the Credit Agreement.

This Revolving Loan Note is one of the Revolving Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  The Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Loan Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Loan Note.

THIS REVOLVING LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[Signatures on Following Page]

In Witness Whereof, the Borrower has caused this Revolving Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

PRIORITY FULFILLMENT SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.5-2

[Form of] Swingline Note

____________ __, ____

FOR VALUE RECEIVED, PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to REGIONS BANK or its registered assigns (the “Swingline Lender”), the principal amount of each Swingline Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”) by and among the Borrower, PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent party thereto, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and as Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower hereby promises to pay interest on the unpaid principal amount of each Swingline Loan from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to such account designated by the Swingline Lender from time to time in Dollars in immediately available funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate, in all cases in accordance with the terms of the Credit Agreement.

This Swingline Note is one of the Swingline Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  The Swingline Loan made by the Swingline Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Swingline Lender may also attach schedules to this Swingline Note and endorse thereon the date, amount and maturity of its Swingline Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swingline Note.

THIS SWINGLINE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[Signatures on Following Page]

In Witness Whereof, the Borrower has caused this Swingline Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

PRIORITY FULFILLMENT SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.5-3

[Form of] Term Loan Note

____________ __, ____

FOR VALUE RECEIVED, PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to __________ or its registered assigns (the “Lender”), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”) by and among the Borrower, PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent party thereto, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and as Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower hereby promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in immediately available funds at the Principal Office of the Administrative Agent.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate, in all cases in accordance with the terms of the Credit Agreement.

This Term Loan Note is one of the Term Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Loan Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term Loan Note.

THIS TERM LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[Signatures on Following Page]

In Witness Whereof, the Borrower has caused this Term Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

PRIORITY FULFILLMENT SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.8

[Form of] Conversion/Continuation Notice

__________ __, ____

To:	Regions Bank, as Administrative Agent
Re:

Credit Agreement, dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”), by and among Priority Fulfillment Services, Inc., a Delaware corporation (the “Borrower”), PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to Section 2.8 of the Credit Agreement (and subject to Section 3.1 of the Credit Agreement), the Borrower desires to convert or to continue the following [Revolving Loans][Term Loan], each such conversion and/or continuation to be effective as of __________ ___, ____ (the “Conversion/Continuation Date”):

$___________	Adjusted LIBOR Rate Loans to be continued with Interest Period of ____ month(s)

$___________	Adjusted LIBOR Rate Loans to be converted to Base Rate Loans

$___________	Base Rate Loans to be converted to Adjusted LIBOR Rate Loans with Interest Period of ____ month(s)

The Borrower hereby certifies that no Event of Default shall exist immediately before or immediately after the Conversion/Continuation Date after giving effect to the continuation or conversion contemplated hereby.

[Signatures on following page(s)]

In Witness Whereof, the Borrower has executed this Conversion/Continuation Notice as of the date first written above.

PRIORITY FULFILLMENT SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 3.3-1

[Form of] U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”), by and among Priority Fulfillment Services, Inc., a Delaware corporation (the “Borrower”), PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to the provisions of Section 3.3(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	,

Exhibit 3.3-2

[Form of] U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”), by and among Priority Fulfillment Services, Inc., a Delaware corporation (the “Borrower”), PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to the provisions of Section 3.3(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	________ ___, ____

Exhibit 3.3-3

[Form of] U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”), by and among Priority Fulfillment Services, Inc., a Delaware corporation (the “Borrower”), PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to the provisions of Section 3.3(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	________ ___, ____

Exhibit 3.3-4

[Form of] U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”), by and among Priority Fulfillment Services, Inc., a Delaware corporation (the “Borrower”), PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to the provisions of Section 3.3(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	________ ___, ____

Exhibit 7.1(c)

[Form of] Compliance Certificate

Financial Statement Date:   ______ __, ____

To:	Regions Bank, as Administrative Agent
Re:

Credit Agreement, dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”), by and among Priority Fulfillment Services, Inc., a Delaware corporation, as Borrower, PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and Collateral Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Financial Officer of the Parent hereby certifies as of the date hereof that [he][she] is the [insert title of Financial Officer] of the Parent, and that, in [his][her] capacities as such, and not individually, [he][she] is authorized to execute and deliver this certificate (this “Compliance Certificate”) to the Administrative Agent on the behalf of the Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

1.   The year‑end audited financial statements required by Section 7.1(a) of the Credit Agreement for the fiscal year ended as of the above date, together with the report of independent certified public accountants of recognized national or regional standing and the written statement required by such section, are attached hereto as Schedule 1.  Such financial statements fairly present, in all material respects, the consolidated financial position of the Consolidated Group as at the applicable dates and the financial condition and results of operations of the applicable entities in accordance with GAAP consistently applied.

[Use following paragraph 1 for fiscal quarter-end financial statements:]

1.   The unaudited financial statements required by Section 7.1(b) of the Credit Agreement for the fiscal quarter ended as of the above date are attached hereto as Schedule 1.  Such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Consolidated Group as at the applicable dates, in accordance with GAAP consistently applied, subject to normal recurring year-end audit adjustments in accordance with GAAP.

2.   I have reviewed and am familiar with the terms of the Credit Agreement, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Consolidated Group during the accounting period covered by the financial statements described in paragraph 1 above.

3.   The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

4.   The management discussion and analysis attached hereto as Schedule 2 describes the performance of the Consolidated Group for the period covering the financial statements reference above.

5.   The financial covenant analyses and information set forth on Schedule 3 hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.

[6.   The following is a summary of any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements provided pursuant to Section 7.1 of the Credit Agreement, including a summary of the effect of such change on the financial statement provided hereunder: __________________________]

[Signature page follows]

In Witness Whereof, the undersigned has executed this Compliance Certificate as of the date first written above.

PFSWEB, INC.,
a Delaware corporation

By:
Name:
Title:

Schedule 1 to Compliance Certificate

Schedule 2 to Compliance Certificate

Schedule 3 to Compliance Certificate

Exhibit 11.5

[Form of] Assignment and Assumption

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Reference is made to that certain Credit Agreement, dated as of August 5, 2015 (as amended and modified, the “Credit Agreement”), among Priority Fulfillment Services, Inc., a Delaware corporation (the “Borrower”), PFSweb, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent, as Guarantors, the Lenders identified therein and Regions Bank, as Administrative Agent and Collateral Agent, receipt of a copy of which is hereby acknowledged by the Assignee.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________
[Assignor is [not] a Defaulting Lender]

2.	Assignee:	______________________
[and is an Affiliate/Approved Fund of [identify Lender]

3.	Borrower:	Priority Fulfillment Services, Inc., a Delaware corporation

4.	Administrative Agent:	Regions Bank, as the Administrative Agent under the
Credit Agreement

5.	Credit Agreement:

Credit Agreement dated as of August 5, 2015 (as amended or modified, the “Credit Agreement”) among the Borrower, the Parent and certain Subsidiaries of the Parent party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

7.Trade Date:

8.	Effective Date: [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[signature pages follow]

1 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” etc.)

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to and]1 Accepted:

REGIONS BANK,
as Administrative Agent

By:
Name:
Title:

[Consented to:]2

PRIORITY FULFILLMENT SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

[Consented to:]3

REGIONS BANK,
as Issuing Bank and Swingline Lender

By:
Name:
Title:

1 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

2 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3 To be added only if the consent of the Issuing Bank and the Swingline Lender is required by the terms of the Credit Agreement.

ANNEX 1 TO

ASSIGNMENT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AGREEMENT

1.   Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2   Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.   Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.   General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

APPENDIX A